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Exhibit 99.2

BUSINESS

Overview

        We own and operate the River Rock Casino, a gaming and entertainment facility located on the Tribe's 93 acres of trust land, located approximately 75 miles north of San Francisco in Sonoma County, California. Our customers consist primarily of residents of Sonoma, Napa and Marin Counties, as well as the San Francisco Bay area, including the major metropolitan cities of San Francisco, Oakland and San Jose. In addition, we attract tourists visiting the region's vineyards. We are the closest and most accessible Class III casino to the San Francisco Bay area. Our casino fully opened in April 2003 and has since had a successful operating history, growing net revenue, income before distributions to the Tribe and EBITDA from $104.5 million, $12.4 million and $36.3 million, respectively, in 2004 to $122.0 million, $24.5 million and $55.1 million, respectively, in the twelve-month period ended June 30, 2011. We believe our casino combines the latest and most popular gaming machines, high quality food and beverage options and excellent guest service to create an exciting entertainment experience that generates repeat visitation and a loyal customer base.

        Our 62,000 square-foot casino, which is open 24-hours a day, seven days a week, is located on a scenic elevation above the heart of Sonoma County's beautiful Alexander Valley, with expansive views of the surrounding countryside dominated by renowned vineyards. We recently completed an extensive renovation to rejuvenate the casino with the goal of creating the largest visible impact to visitors. In January 2011, we removed our poker tables to make way for approximately 60 additional penny denomination slot machines. In 2010, we introduced a new high-limit room with premium service designed to appeal to higher end players. These improvements follow a complete redesign of our gaming floor in 2010 to create more open space, improve sightlines and reduce congestion. New carpeting and new slot machine chairs were installed to create an improved gambling experience. We have also expanded and improved our food and beverage offerings to create a more diverse, customized and cost-efficient selection. In addition, in July 2009 we spent approximately $0.6 million to upgrade our slot accounting and player tracking systems. We expect that our upgraded player tracking system will better support our targeted marketing and promotion programs, and should enable us to increase revenues in future periods.

        Our casino features approximately 35,500 square feet of gaming space containing 1,285 state-of-the-art slot and video poker gaming machines and 20 table games featuring Blackjack, Three Card Poker, Mini Baccarat and Pai Gow Poker. Our high-limit room features high-limit slot machines and table games, enhanced accommodations, a dedicated host and a high end bar with free food for our top-tier players, all situated in a prime location of the casino with a view of the surrounding Alexander Valley. The Players Club, our comprehensive tiered loyalty program which had over 117,000 members as of June 30, 2011, offers guests incentives for additional play and enables us to perform targeted marketing and maximize per capita revenues. The casino floor includes both smoking and non-smoking gaming rooms in order to satisfy diverse customer preferences.

        Our casino was designed to capitalize on the scenic vistas of the surrounding area, with the food and beverage facilities strategically placed to feature the expansive views. Our casino has four high quality food and beverage outlets, including the Quail Run Restaurant with outdoor seating overlooking the Alexander Valley wine region and the Russian River, the Center Stage Bar & Grill which hosts live music and entertainment, the Fortune Café and the Lucky Dogz 24-hour snack shop. We obtained a liquor license in May 2008, and have since been able to serve liquor at our restaurants and bars. We can accommodate parking for approximately 1,584 vehicles in three parking structures and an adjacent parking lot with complimentary valet services and easy and convenient access to the casino floor. We also operate a successful bus program that provides customers from Sonoma County and the San Francisco Bay area with convenient transportation to our casino.

        For the twelve-month period ended June 30, 2011, we generated net revenue of $122.0 million, income before distributions to the Tribe of $24.5 million and EBITDA of $55.1 million. During the twelve-month period ended June 30, 2011, our EBITDA margin was 45.2%, which was essentially unchanged from our EBITDA margin of 45.1% during the twelve-month period ended June 30, 2010. See "Summary Financial Data" for reconciliations of EBITDA to net cash from operating activities and to income before distributions to the Tribe. While our operations have been impacted by the general economic challenges that have affected the gaming industry over the past few years, we have mitigated the impact of the economic downturn through our continuous focus on maximizing efficiencies and controlling expenses while maintaining a quality experience for our guests.

Competitive Strengths

        We believe the following strengths have contributed and will continue to contribute to our success:

        Attractive Location with Convenient Access.    Conveniently located in the heart of Sonoma County off of U.S. Highway 101, a four-lane highway through Sonoma County that traverses our local and San Francisco Bay Area markets, our casino is the closest Class III casino to the San Francisco Bay Area. The California Department of Transportation estimates that in 2010 the Average Annual Daily Traffic (AADT) on U.S. Highway 101 at the exit to Dry Creek Road was approximately 65,000 north and south bound vehicles or approximately 24 million vehicles annually. Our casino is easily accessible by car from large population centers throughout the San Francisco Bay Area. In addition, the nearby international airport in Santa Rosa provides easy access for patrons traveling to Sonoma County by air with direct flights to and from Los Angeles, Las Vegas, Seattle, Portland, Canada and Mexico.

        Strong Market Demographics.    We benefit from visitors to Sonoma County and Napa County (approximately 12 million in 2009), which are known for their world-renowned wineries and related tourist attractions. In addition, according to the U.S. Census Bureau's 2010 American Community Survey, there are approximately 873,000 residents in Sonoma, Napa and Marin Counties, and 7.1 million residents in the San Francisco Bay Area, which includes the major metropolitan cities of San Francisco, Oakland and San Jose. As of 2010, the median household income in the San Francisco Bay area is $73,027, which is well above the national average. We believe that many of our patrons have a propensity to gamble, as evidenced by our loyal customer base and high repeat visitation rates.

        Limited Competition and High Barriers to Entry.    Class III casino gaming may be conducted in California only by federally recognized Indian tribes on certain tribal lands held in trust by the U.S. government and pursuant to compacts that are negotiated with the State of California and approved by the U.S. Secretary of the Interior. These restrictions significantly limit competition. There are currently only three casinos within 50 miles driving distance of our casino, each of which has less than half of the number of slot machines as our casino and only the Graton Tribe and the Cloverdale Rancheria have announced plans to build a casino within our market.

        Emphasis on Gaming Devices.    Our casino emphasizes slot and video poker gaming devices, which we believe represent the most consistently profitable and least volatile segment of the gaming business. Our gaming devices feature comprehensive, integrated cashless technology permitting faster wagering and payouts. We offer a wide variety of games not only to attract a broad range of guests, but also to maximize gaming revenue per customer. We believe we also offer the latest and most popular gaming machines with state-of-the-art technology. With a slot denomination and title mix tailored to our patrons we believe that our gaming floor offers an exciting and comfortable gaming atmosphere.

        Exceptional Customer Service.    We strive to differentiate our casino with exceptional customer service, which is a fundamental component of our business and marketing strategy. We believe a high quality guest experience, which leads to repeat visitations, higher spend per visit and strengthened customer loyalty, begins with exceptional customer service. Our management team is focused on promoting friendly and enthusiastic attitudes among all our team members through our hiring, orientation and ongoing training programs. Our casino also provides our patrons with integrated and convenient access to non-gaming amenities. We believe our focus on exceptional customer service provides a comfortable, fun and positive entertainment experience for our guests.

        Strong Financial Performance with Attractive Margins.    Our casino has generated strong and stable operating performance since its full opening in 2003, driven by increased gaming revenues resulting from effective marketing. Our financial results have shown resiliency in a challenging economic environment. Our EBITDA has grown from $54.2 million for 2008 to $55.1 million for the twelve-month period ended June 30, 2011, while our EBITDA margins have increased by approximately 1.8% to 45.2%. This success can be partially attributed to our renovation and cost reduction programs and our management team's focus on high return on investment.

        Experienced Senior Management Team and Staff.    Our casino is managed by seasoned executives who have significant industry experience, leadership and expertise in operations, marketing and finance. Our senior management team has over 40 years of combined gaming industry experience, including experience managing premier local and destination casinos located in competitive markets, for both commercial and tribally-owned properties. We believe that our management team and our experienced staff provide excellent employee and customer care, and understand how to maintain and increase repeat business, which enhances our competitive position.

Business and Marketing Strategies

        We focus on the following business and marketing strategies:

        Utilize Effective Targeted Marketing & Promotions.    We continue to refine our marketing programs and player development efforts to attract more patrons to our casino and to foster repeat visitation and higher spend per visit. Our focus continues to be on targeted marketing and profitable promotion on a per player basis through extensive analysis of the data generated by our player tracking system. We advertise through direct mail, radio, billboards, TV, newspaper, magazines, online and email blasts, as well as bus billboards, signature shuttles and placement of rack cards at local businesses. We work closely with a reputable marketing, consulting and research firm to optimize our direct mail program and leverage our extensive player database. Our direct mail program includes coupons and information regarding upcoming promotions, food and entertainment. We have been putting more emphasis on direct mail and sending out mailers specifically tailored to our high-end players. Our direct mail program is tiered based on player status and has been enhanced this year as part of our redesigned multi-tiered Players Club to include a greater variety of offers targeted at different player levels.

        We strive to tailor promotions to individual patrons based on specific guest demands. We evaluated player demand and have successfully enhanced longtime guest favorite promotions and implemented new events that we believe have resulted in increased revenues. These include our retail promotions, such as Gas and Cash giveaways, Car and Cash giveaways and Cash Wheel spins. We have also achieved longer visits and increased wagering at off-peak demand periods through customized promotions such as player appreciation drawings, gift giveaways, mystery money, bonus point and bonus FreePlay promotions. These promotions offer customers cash rewards on weekday nights and have resulted in an enhanced guest experience and increased net revenue when offered. Along with our ongoing promotions, we are including slot and table games tournaments that we expect will attract additional high-end players and add excitement and action to our casino during off-peak periods.

        We partner with local businesses to jointly market our offerings and have created strong community relations with wineries, hotels, restaurants and Chambers of Commerce. We have been working with local businesses to recommend our casino and distribute player incentives and marketing materials to their customers in exchange for nominal fees. We believe that such cross-referrals to local businesses will help to further increase tourism activity in Sonoma County and bring new customers to our casino.

        Capitalize on Our Prime Location and Appeal of Sonoma County.    The picturesque Alexander Valley region in the heart of Sonoma County where our casino is located is a world-renowned tourist destination. We intend to capitalize on its appeal, including its reputation as one of California's premier wine-producing regions, to further expand our customer base. Sonoma County receives approximately 7.5 million tourists annually, and over 4.7 million tourists visit Napa County annually. Our marketing message emphasizes the convenient access to our casino that allows guests to seamlessly combine a visit to our casino with their stay.

        Continue to Grow Our Loyalty Programs.    We encourage player loyalty and repeat visitation through our Players Club program, our comprehensive tiered loyalty program and player tracking system. We currently have over 117,000 members in our Players Club and approximately 51% of our gaming revenue comes from rated play. We encourage guests to sign up for the Players Club card and collect points while playing for redemption at our casino. Our program is a three-tiered system that provides elevated levels of services and builds loyalty among our higher worth guests. We have recently upgraded the player tracking software which we are using to provide a customized and tailored gaming environment that generates increased time spent on a device and enhances the likelihood of repeat business. Our database and software help us identify our premier players and target their favorite games, while also helping us create a more personal relationship with those patrons. We relied on such data to redesign the gaming floor as part of our recent renovation.

        Leverage Our Existing Liquor License.    We obtained a liquor license in May 2008, and have since been able to serve liquor at our restaurants and bars. We voluntarily restrict the sale of alcohol to wine and beer between the hours of 11 a.m. and 5 p.m. on weekdays, and we stop serving alcohol at midnight except for Friday and Saturday nights and the nights before holidays. Our guests may bring alcohol onto the gaming floor and may also drink on our open-beamed porte cochere that faces out towards sweeping vistas of Alexander Valley vineyards. We have introduced additional bars to our existing food outlets to increase convenience for our guests.

        Optimize Our Bus Program.    Our line and charter bus program that provides convenient customer transportation to our casino is an integral part of our business. Our bus program brings guests to our casino from San Francisco, Sonoma, Napa, Marin, Alameda, Contra Costa, Solano, San Mateo, and Santa Clara Counties. We have recently moved our bus program "in-house" which has resulted in lower operating costs, a better experience for our customers and greater route flexibility. There are currently approximately 30 buses arriving at our casino each day. Upon arrival, our bus customers receive player incentives. We believe that this program enables us to maximize our number of guests during off-peak times.

        Appeal to a Broad Range of Patrons.    In January 2011, we eliminated our Poker Room, replacing it with a dedicated Penny Room with 60 additional penny slots. This offering distinguishes River Rock from its competitors and gives us a distinct advantage in attracting and retaining low denomination play. In addition, we introduced a high-limit room with high-limit slot machines and table games, enhanced accommodations, a dedicated host and a high end bar with free food for our top-tier players, all situated in a prime location of the casino with a view of the surrounding Alexander Valley. We believe this new offering will attract more high-end players to our casino.

        Judicious Use of Credit.    We plan to introduce a very disciplined extension of credit as a matter of convenience to our casino patrons that we expect will have a positive impact on the average amounts spent by our high-end visitors. The appropriate use of credit is an established concept at comparable casinos that has shown beneficial effects on financial performance, and we expect it will provide us with another attractive business tool to grow our operations. We plan to use it to attract new gaming patrons that currently visit other casinos in the San Francisco Bay area, and expect incremental revenues and greater profitability from the resulting increase in VIP play.

        Continue to Develop our Appeal to the Asian Market.    According to the U.S. Census Bureau's 2010 American Community Survey, Asians constitute 23% of the San Francisco Bay area population and 33% of the City of San Francisco's population. We continue to cultivate our Asian market customer base through our bus program from San Francisco's and Oakland's Chinatowns, our targeted promotions, games catering to the Asian market, such as Pai Gow Poker, and our new Asian-themed restaurant. In an effort to further increase our market exposure, we have increased our Asian-targeted media and we have begun participating in Asian community events.

Memorandum of Agreement between the Tribe and Sonoma County, California

        On March 18, 2008, the Tribe and the Sonoma County Board of Supervisors entered into a Memorandum of Agreement that, among other things, settled several long-standing legal disputes between Sonoma County and the Tribe and provides a binding framework for resolving future disputes. The MOA commenced on March 18, 2008 and will terminate when the Tribe's compact with the State of California (the "Compact"), including any amendment, revision or modifications thereto, expires but in any event no earlier than December 31, 2020 (the "Term"). The MOA enabled the Tribe to move forward with various ongoing and proposed development projects. Under the MOA, Sonoma County agreed to drop its opposition to the Tribe's application for a liquor license and we obtained our liquor license for the casino on May 29, 2008.

        Under the MOA, the Tribe agreed to restrict the sale of alcohol to wine and beer between the hours of 11 a.m. and 5 p.m. on weekdays, and to stop serving alcohol altogether at midnight except for Friday and Saturday nights and the nights before holidays. The Tribe has also agreed not to serve liquor on the casino floor, although patrons may bring drinks purchased at the restaurant or bar on to the casino floor. The restrictions may be renegotiated after January 1, 2015.

        In addition, the MOA commits the Sonoma County Sheriff's Department and Fire Marshall to provide public safety and fire investigation services to the casino and the Tribe's future gaming projects on the Tribe's reservation and provides detailed agreements on off-reservation impact mitigation measures. Pursuant to the MOA, Sonoma County withdrew its opposition to the Tribe's application to take into trust an approximately 18-acre parcel of land adjacent to the Tribe's reservation (the "Dugan Property"), which application was approved by the U.S. Department of the Interior ("DOI") in 2006.

        Pursuant to the MOA, the Tribe has agreed to pay Sonoma County $75 million in mitigation fees over a 12 year period, subject to adjustment under certain circumstances described in the MOA, to offset the potential losses and impacts to Sonoma County resulting from the Tribe's various ongoing projects and to support the services being provided by Sonoma County.

        In May 2011, the Sonoma County Board of Supervisors approved a revision to the payment terms of the MOA. Under the amended payment terms, we have agreed to pay to Sonoma County, on behalf of the Tribe, $3.5 million per year commencing June 30, 2011 and continuing each June 30 until the Opening Date of the first phase of an expanded casino and hotel facility. In the event the Opening Date occurs less than one year prior to the end of the Term, on the Opening Date the parties to the MOA shall calculate the difference between $75 million and the sum of all payments made pursuant to the MOA (the "Deferred Amount") through the Opening Date and the Tribe shall be obligated to pay to the County one-half of the Deferred Amount on the Opening Date and the balance at the end of the Term. If more than one year remains between the Opening Date and the end of the Term, the Deferred Amount shall be amortized into equal annual payments over the number of years remaining, plus one if the Opening Date occurs before June 30 of that year, and the Tribe shall be obligated to pay the first annual payment on the Opening Date and the remaining annual payments commencing on the June 30 next following the Opening Date and on each June 30 thereafter through the end of the Term. If the Opening Date does not occur prior to the end of the Term, the Deferred Amount shall be payable by June 30, 2020, unless the MOA is properly reopened as provided for therein and an alternative payment schedule is agreed upon by the parties thereto. As of June 30, 2011, $13.8 million has been paid pursuant to the MOA and the Deferred Amount is $61.2 million. The Tribe has paid $10.3 million of the amounts paid to date. Pursuant to the MOA, the future payment schedule is open to renegotiation by either party due to unforeseen circumstances, including the inability to open the first phase of an expanded resort facility.

        Under the amended MOA, we and Sonoma County agreed not to invoke any occurrence in existence in May 2011 as a basis to reopen the MOA. As a result, going forward, we or Sonoma County may request to amend the MOA upon the occurrence of any of the following: (a) the operation by the Tribe of additional Class III slot machines beyond the 2,000 machines allowed under the Compact pursuant to an amendment to the Compact or a new compact entered into for the purpose of allowing the Tribe to operate additional Class III slot machines; (b) more than seven years has elapsed from the Effective Date of the MOA; (c) the Tribe's gross revenues declined by at least 20% over a previous year and remained at or below that Base Year revenue level for a consecutive three-year period; (d) a significant portion of the casino ceases operations for a continuous period of at least seven consecutive days, due to forces entirely beyond the Tribe's control, and the Tribe's annual gross revenues during the year in which that occurred declined by more than 20% from the preceding year; (e) the resort project contemplated in the MOA does not have an alcohol license following the completion of Phase I of the resort project; (f) the Tribe undertakes ongoing project development beyond the projects and infrastructure discussed in the environmental study, environmental assessment, or Exhibit B (relating to the Dugan Projects) referenced in the MOA; or (g) there is a significant adverse impact of an ongoing project beyond that discussed by the Tribe in the environmental study or environmental assessment or which was anticipated or should have been anticipated by Sonoma County.

        In addition, the Tribe has agreed to pay a fee in lieu of Sonoma County's Transient Occupancy Tax in the amount of 9% of the rental charges collected on occupied hotel rooms that may be developed by the Tribe. Such fees are required to be paid quarterly until five years after the later to occur of the termination of the MOA, as may be extended, or the Tribe's Compact with the State (which will expire in 2020 at the earliest).

Land Acquisition and Road Construction

        To date, access to the Tribe's reservation and our casino has been over a single, two-lane road. Improved safe and direct access to and across the Tribe's reservation is needed to enhance the current gaming operations. Under the MOA, the Tribe covenanted as a condition to the issuance of our liquor license to construct an emergency vehicle access road from the casino. The MOA also requires improvements at the intersection of State Highway 128 and BIA 93, which is currently the principal access road onto the Tribe's reservation and to our casino. The construction of the emergency access road and the improvements to the intersection of State Highway 128 and BIA 93 will ease the flow of traffic and provide a cost effective emergency access route to and from the existing facilities and the Tribe's reservation.

        The construction of the emergency access road is managed for us by the Public Works of the Department of the Tribe. The Public Works Department developed in cooperation with us procedures based on recognized industry standards to ensure that the various phases of the project, from initial engineering studies to bidding and execution, are conducted in a manner satisfactory to the Tribe and the Authority. The Public Works Department of the Tribe engaged construction engineers on our behalf to provide estimates for the aggregate cost of constructing an emergency access road. Our studies indicated that the construction of the emergency access road over the Proschold Property with certain adjustments to the grading requirement of the MOA would be $5.0 million as opposed to construction entirely over the Tribe's Reservation which would cost in the range of $18.0 million. The higher cost of constructing over the Tribe's Reservation is due to the difficult terrain, requiring extensive engineering, switchbacks, and retaining walls. In addition, if we were to construct the emergency access road over the Tribe's Reservation we would need to acquire rights of way along State Highway 128 to construct two intersection improvements. It is estimated that the costs of the right of way acquisition and the intersection improvements costs would be approximately $16.0 million. Based on these conclusions, we resolved to focus on acquiring the Easement and building the emergency access road on the Proschold Property.

        For that purpose, on August 3, 2011, we acquired the Easement for $9.0 million from the Grantors. The Easement will allow us to construct the emergency vehicle access road required by the MOA. The Easement is effective until July 31, 2016. In a separate agreement, the Tribe acquired the Proschold Property from the Grantors. The Easement Acquisition Price and $3.3 million in deposit funds from the Tribe (of which $0.8 million was reimbursed by us) were credited towards the purchase price for the Proschold Property. The balance of the purchase price for the Proschold Property, or $11.7 million, is payable by the Tribe to the Grantors over five years pursuant to a Mortgage Note from the Tribe that bears interest at 4% per annum and requires a final balloon payment of $10.6 million on the Easement Expiration Date. Upon the closing of this offering, we will lease the Proschold Property from the Tribe for an annual rent of $2.8 million until the Mortgage Note is fully repaid and thereafter for $12,000 per month for the remaining term of the Notes. If the Authority fails to make the annual lease payments of $2.8 million to the Tribe, it is unlikely that the Tribe will have sufficient cash to make payments in full on the Mortgage Note. The Easement will terminate on July 31, 2016. If the Tribe does not pay the Mortgage Note in full, we may not be able to negotiate an extension of the Easement beyond its termination date. The termination of the Easement could result in an interruption of our ability to use the emergency vehicle access road and could result in a breach of the MOA. See "Risk Factors—Risks Related to our Business—Our Easement and our right to use our emergency access road may terminate in 2016 unless the Tribe pays off the Mortgage Note which requires that we make our annual lease payments."

        The acquisition of the Proschold Property eliminates the need to acquire rights of way along State Highway 128, as the Proschold Property itself fronts onto that Highway; and the distance between the intersection at State Highway 128 and the access road on the one hand, and State Highway 128 and BIA 93 on the other, is sufficiently small as to allow us to efficiently build a one road widening/intersection improvement project.

        We plan to use proceeds from the sale of the Notes to construct the emergency vehicle access road. After receiving four bids following its request for proposal, the Public Works Department has awarded a contract to build the emergency vehicle access road to Ghilotti Bros. Inc., a local construction firm that is not affiliated with us and has worked on projects for us in the past. We expect that construction of the first segment of the road adjacent to the Dugan property to be completed by the end of 2011. The other segments, including the segment that will connect the road to the existing road on the Proschold Property, are still at the environmental review and permitting stage, but we expect that they should be completed in 2012 within the timeframe required by the MOA. See "Risk Factors—Risks Related to Our Business—The construction of the emergency access road as required by the MOA is subject to risks associated with such construction projects and could result in delays and/or cost overruns."

The Tribe and IGRA

        The Dry Creek Rancheria Band of Pomo Indians is a federally recognized, self-governing Indian tribe with approximately 1,000 enrolled members and approximately 93-acres of trust land in Sonoma County, California. Pursuant to the Tribe's Articles of Association, the Tribe is governed by a Tribal council (the "Tribal Council"), which is composed of all voting members age 18 and older. As of October 1, 2011, the Tribal Council consists of 597 voting members. Day-to-day authority is delegated to elected Tribal officers who comprise the Tribe's Board of Directors, consisting of a Chairperson, a Vice Chairperson, a Secretary/Treasurer and two members-at-large. Individuals elected to the Tribe's

Board of Directors are automatically made members of the Board of Directors of the Authority, and therefore the Board of Directors of the Authority is comprised of the same individuals serving on the Tribe's Board of Directors.

        The Authority was formed in 2003 as an unincorporated governmental instrumentality of the Tribe, to own and operate the River Rock Casino on the Tribe's reservation. The casino had previously operated as a wholly-owned economic development project of the Tribe.

        The Indian Gaming Regulatory Act of 1988, as amended ("IGRA"), permits federally recognized Indian tribes to conduct casino gaming operations on certain Indian lands, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of California entered into the Compact in September 1999, which became legally effective in May 2000. The Compact authorizes certain forms of Class III casino gaming, including slot machines and house-banked card games. The Tribe enacted a Tribal gaming ordinance in April 1997, which was amended in May 2009 and most recently approved by the NIGC in June 2009 in accordance with IGRA. Among other matters, the gaming ordinance created and established a Tribal gaming agency (the "TGA"), known as the Dry Creek Gaming Commission, as an independent governmental agency of the Tribe. The TGA consists of three commissioners and supporting staff, and is vested with the authority to regulate all gaming activity conducted on the Tribe's lands.

Competition

        The gaming industry is very competitive. We face or will face competition from existing and proposed California Indian gaming facilities in the surrounding area and elsewhere in California, and with casino gaming in Nevada, including gaming facilities that could be located closer to the San Francisco Bay area. We also compete with card rooms located in the surrounding area, and other forms of gaming that are legal in California, including on- and off-track wagering and the California State Lottery, as well as with non-gaming leisure activities. The availability of such alternative gaming and non-gaming activities may increase in the future. Many of our competitors have substantially greater resources and name recognition than our casino. In addition, we may also face competition in our market from new facilities that may be built by other Indian tribes in the future. For a discussion of the risks that we face as a result of actual or proposed competition, See "Risk Factors—Risks Related to our Business—We face competition from other California Indian casinos, casinos located in Nevada and elsewhere, and other forms of gaming."

        Federal and California law currently permit Class III casino gaming only on certain tribal lands pursuant to compacts negotiated with the State of California and approved by the U.S. Secretary of the Interior. Class II gaming for tribes is permitted only on certain federally recognized tribal lands. There are currently 57 tribes operating 58 compacted gaming facilities in the State of California. The main casinos which we view as our competitors are noted on the map set forth below under "Main Competition Overview." The closest existing tribal competitors are the Hopland Sho-ka-wah Casino, located approximately 31 miles and 40 minutes north of the Tribe's reservation; the Twin Pine Casino and Hotel, located approximately 34 miles and 49 minutes east of the Tribe's reservation; the Konocti Vista Casino, located approximately 47 miles and one hour and ten minutes northeast of the Tribe's reservation; the Cache Creek Indian Casino and Bingo, located approximately 101 miles and two hours and fifteen minutes east of the Tribe's reservation; and the Thunder Valley Casino, located approximately 133 miles and two hours and forty-five minutes east of the Tribe's reservation. In addition, several potential competitors are attempting to develop and open casinos near our casino. Non-tribal card rooms that offer poker and some other games that would be classified as Class II games if conducted by an Indian tribe exist within 50 miles of the Tribe's reservation.

        We may face significant competition from the casino-hotel complex that the Graton Tribe plans to build at Rohnert Park. In April 2003, the Graton Tribe, also known as the Coast Miwoks, announced plans to purchase land in Sonoma County near Highway 37 and Lakeville Highway, approximately 35 miles south of our casino and closer to San Francisco than the Tribe's reservation. The proposed location would lie directly between our casino and the majority of the seven million population base of the San Francisco Bay area. The announced plans included construction of a casino-hotel complex that would be managed by Station Casinos, Inc., based in Las Vegas, Nevada, and would house approximately 2,000 slot machines, 120 card tables and bingo, as well as a 300-room hotel, five restaurants and a theater with up to 2,000 seats. As a result of environmental opposition to the development of such location, the Graton Tribe announced plans to move the proposed casino-hotel complex to a site near Rohnert Park, California. The Rohnert Park City Council has approved an agreement with the Graton Tribe to share revenues with Rohnert Park and various community groups, approximately $200.0 million over 20 years, to offset the impact of the proposed project.

        On October 1, 2010, the U.S. Department of the Interior took the proposed Rohnert Park site into federal trust on behalf of the Graton Tribe. The Department published notice of its intent to take the land into trust in May 2008, but withheld action on the trust acquisition due to a lawsuit filed by a citizens group opposed to the proposed casino. After the U.S. Court of Appeals for the Ninth Circuit upheld the district court's dismissal of the lawsuit on June 3, 2010, the Interior Department moved forward with taking the land into trust. The land's entry into trust represents a significant step toward the development of a casino at Rohnert Park, as do the separate agreements negotiated between the Graton Tribe and Sonoma County and Marin County, whereby the counties pledged not to challenge the land-into-trust decision and the Graton Tribe agreed not to build any additional casinos in Sonoma or Marin Counties.

        Also on October 1, 2010, the NIGC approved a management contract between the Graton Tribe and SC Sonoma Management, LLC, an entity owned by Station Casinos, Inc. As part of its approval of the management contract, the NIGC also concluded its environmental review of and approved the environmental impact statement for the proposed casino, but for a reduced project that includes a 317,750 square-foot casino with 65,000 square feet of gaming space and a six-story, 200-room hotel, and that does not include the initially-proposed 2,000-seat theater. A spokesperson for the citizens group that filed the lawsuit challenging the fee-to-trust acquisition has stated publicly that the group will challenge the adequacy of the environmental review and approval, but no lawsuit has yet been filed.

        Before the Graton Tribe may conduct gaming at the Rohnert Park site, the NIGC must issue a determination that the lands at the Rohnert Park site are eligible for gaming under the Indian Gaming Regulatory Act. The NIGC approved the Graton Tribe's gaming ordinance in August 2008. In order to operate Class III gaming at the Rohnert Park site, the Graton Tribe will need a tribal-state compact with the State of California, although the Graton Tribe could operate electronic bingo machines at the proposed casino without such a compact. The Graton Tribe must also obtain financing for the proposed Rohnert Park project.

        To examine the impact that the proposed Class III facility at Rohnert Park could have on our casino, we have undertaken internal studies, consulted with advisors and conducted reviews by external consultants, some of whom have concluded that our net revenues and EBITDA could decline by an amount ranging from 32.5% to 35% absent mitigating actions. We estimate that, factoring in certain mitigating actions, within the first year after the opening of the proposed Class III facility our net revenues and EBITDA could decline by an amount ranging from 25% to 28%, from our net revenues and EBITDA for the year ended December 31, 2010. We have identified a number of actions that we would expect to take to mitigate this adverse impact, including a substantial increase in our daily bus service program and our direct mail marketing to our Players Club members, particularly to our most loyal and high-end customers. There can be no assurance, however, that these or other actions that we may take will be successful in mitigating any adverse impact that the proposed Class III facility at Rohnert Park could have on our casino, or that such adverse impact could not be worse than we currently estimate.

        The Graton Tribe is reportedly also considering the possibility of opening a Class II facility prior to obtaining a compact from the State that would permit it to open a Class III facility at Rohnert Park. Under federal law, tribal-state compacts are not required in order to engage in Class II gaming and cannot restrict or otherwise regulate the operation of Class II gaming. While we believe that Class II gaming is generally seen as less desirable by players and is not as profitable as the Class III gaming we offer, we have not conducted any studies or consulted with advisors to determine the impact of a Class II facility at Rohnert Park on our casino. Given its proximity to San Francisco and technological advances in electronic gaming that are arguably within Class II, a facility at Rohnert Park could also adversely impact our casino. See "Risk Factors—Risks Related to our Business—We face competition from other California Indian casinos, casinos located in Nevada and elsewhere, and other forms of gaming."

        The Hopland Sho-ka-wah Casino is located several miles east of U.S. Highway 101 on Route 175, approximately 31 miles from our casino. The facility features a 40,000 square foot casino offering 540 slot machines and eight table games, consisting of poker, Pai Gow, and blackjack. The facility contains a bar and grill offering, a small cafe-type food and beverage area, and a fine-dining steak house. Hopland operates a small bus program but does not operate a hotel.

        The Twin Pine Casino and Hotel, owned and operated by the Middletown Rancheria of Pomo Indians, is located on Highway 29 in Lake County, approximately 34 miles from our casino. The Twin Pine Casino and Hotel includes a 60-room hotel, three food areas and a wine tasting room, as well as 50,000 square feet of gaming space with approximately 520 slot machines and 12 table games consisting of blackjack and poker.

        The Konocti Vista Casino in Lakeport, California is located approximately 47 miles from our casino with access off Highway 29. The casino currently houses 349 slot machines and six table games. The facility also offers an 80-room hotel and marina with a small pool as well as a 74-space recreational vehicle park. The food and beverage program includes a restaurant and a bar.

        The Cache Creek Casino Resort, located approximately 50 miles west of Sacramento and approximately 101 miles from our casino, offers over 2,000 slot machines and has a 14-table poker room with 122 table games including blackjack, Texas Hold'em, Pai Gow and mini-baccarat. The facility also includes a 200-room luxury hotel, nine restaurant outlets, an entertainment pavilion with seating for 600, a spa and outdoor pool, an 18-hole golf course and a 1,883 spot parking structure. In 2007, Cache Creek announced plans to add more shops and parking and expand its gaming floor, and to add a ten-story, 467-room hotel tower, and a 62,500 square-foot convention center capable of seating 2,300 people. These expansion plans were put on hold in early October 2009 but were resumed in January 2010 when the Cache Creek Casino announced plans to resume the expansion, proposing to add over 20,000 square-feet of casino space, a 52,440 square-foot convention center, and a 900-car six-story garage. The construction of the event center and parking garage was halted in September 2010, though the renovation of the existing 200-room hotel was recently completed.

        The Thunder Valley Casino Resort is located approximately 133 miles from our casino, at the intersection of Highway 65 and Interstate 80 just outside of Sacramento, California. The Nevada-style property opened in June 2003 and offers approximately 3,000 slot machines and 125 table games that include blackjack, baccarat, and a variety of poker games including Let It Ride and Pai Gow. The facility features a salon, private dining rooms, bars and butler service. In addition, it houses a 500-seat buffet and various fast food options. The facility also features a nightclub. In 2008, the Thunder Valley Casino announced plans to build a new 650-room, 23-story hotel featuring a spa, family center and other amenities. Thunder Valley also planned to construct a 3,000-seat performing arts center, and to expand the casino to include three new restaurants, more gaming space and new poker room, and a parking structure capable of holding 5,000 cars. The expansion began in July 2008 but was halted in November 2008. In May 2009, the casino resumed work on a scaled-down expansion project that includes a 17-story hotel with 297 rooms; a 700-seat, 10,000-square-feet multipurpose entertainment center in place of the performing arts center; and a seven-story parking structure with approximately 3,800 spaces. The hotel opened in June 2010. Thunder Valley also added 40,000 square feet of space to and renovated its casino floor. The casino now has 144,500 square feet of gaming space.

        The Lytton Band of Pomo Indians currently operates a 70,000 square-foot casino with over 1,300 Class II electronic bingo machines and 11 table games on a nine-acre site in a card room in San Pablo, near Oakland, California, approximately 77 miles from our casino. The San Pablo site was placed in trust for the tribe through congressional legislation. The Lytton Band signed a compact with the Governor of California for operating Class III casino gaming on the San Pablo site in 2004, but in 2005 the state legislature withheld its approval of this compact. In May 2007, legislation was introduced in the U.S. Senate that would require the Lytton Band to forego any Class III machines at the San Pablo site and limit itself to operating its existing Class II machines. This legislation was passed by the Senate in November 2007 and referred to the U.S. House of Representatives Committee on Natural Resources, but no further action was taken. The legislation was again introduced in the U.S. Senate in January 2009, and the Senate passed the bill in March 2009, but no further action was taken during that session of Congress. The legislation was introduced in the Senate again on May 4, 2011.

        Other Indian tribes which have announced their desire to develop gaming projects in the San Francisco Bay area or in other locations that could be competitive with our casino include, among others, the Guidiville Band of Pomo Indians and the Scotts Valley Band of Pomo Indians.

        The Guidiville Band's plan was to operate a 240,000 square-foot casino with 124,000 square-feet of gaming space, along with two hotels, a conference center, retail shops, restaurants and two parking structures on land owned by the City of Richmond at the former Point Molate Naval Base in Richmond, California. In 2009, the draft environmental impact study for the proposed project was released, and the Bureau of Indian Affairs held a public hearing on the draft study and took public comments. A final environmental impact report, prepared by the City of Richmond pursuant to the California Environmental Quality Act, was released in February 2011 and certified by the Richmond City Council in March 2011 as being accurate and complete. However, on April 5, 2011, the Richmond City Council voted 5-2 not to continue with plans to develop the proposed casino at Point Molate and directed its staff to begin a 120-day negotiation with the project developer for a non-gaming alternative for the Point Molate site. The City Council must approve any transfer of the Point Molate land to the Guidiville Band. The City Council's vote followed a November 2010 vote on a city-wide advisory measure in which a majority of voters opposed the casino. In addition, on September 1, 2011, the Assistant Secretary—Indian Affairs issued a letter to the Guidiville Band, determining that the Point Molate site would not constitute "restored lands" for the Guidiville Band, and therefore would not be eligible for gaming under Section 20(b)(1)(B)(iii) of IGRA and its implementing regulations.

        The Scotts Valley Band hopes to build a 225,000 square-foot casino complex and five-story parking garage on a 30-acre site in unincorporated Contra Costa County, near Richmond, California. In March 2008, the Bureau of Indian Affairs announced the filing of the Final Environmental Impact Statement for the proposed project. A municipal services agreement between the City of Richmond and the Scotts Valley Band was challenged in court on environmental review grounds, and the agreement's validity was upheld in February 2010.

        The Cloverdale Rancheria has announced preliminary plans to build a 596,000 square-foot hotel/spa and casino resort approximately ten miles north of our casino on U.S. Highway 101. The Cloverdale Rancheria and its financial partners have purchased land for the casino project and the DOI issued an opinion in 2008 stating that if such land were placed into trust, the Cloverdale Rancheria would be eligible for gaming under the Indian Gaming Regulatory Act. The environmental review process for the proposed Cloverdale Rancheria project began in July 2008. The Draft Environmental Impact Statement for the project was issued August 6, 2010, a public hearing was held on September 15, 2010, and comments were accepted through October 20, 2010.

        Each of these proposed projects faces numerous obstacles in addition to environmental approvals, including the negotiation and approval of a tribal-state gaming compact with the State of California, approval from the DOI to take the land on which the project would be located into federal trust on behalf of the tribe, and, for the Guidiville and Scotts Valley projects, determinations from appropriate federal agencies that the tribes may conduct gaming on these lands pursuant to IGRA.

        Another potential competitor may be the Mishewal Wappo Tribe of Alexander Valley, a tribe that claims to have aboriginal lands in Napa County and Sonoma County and a former rancheria located in Sonoma County that was terminated by the federal government under the 1958 California Rancheria Act. In 2009 the tribe filed suit against the United States Secretary of the Interior seeking to have its federally-recognized status restored. The litigation is pending in the United States District Court for the Northern District of California. The Chairman of the Mishewal Wappo Tribe has stated publicly that the tribe has no plans for a casino. However, the tribe could have the right to conduct gaming under IGRA if its federally-recognized status were restored, and it is possible that the tribe might seek to conduct gaming at a site near our casino, as the tribe's former rancheria is claimed to have been located east of the city of Healdsburg and approximately 10 miles southeast of our casino.

        We also compete with other forms of gaming such as statewide lotteries, live and simulcast pari-mutuel wagering and card rooms. Initiatives expanding competitive forms of gaming have been proposed and may, from time to time, be approved by state or local authorities in California. Examples include state legislation passed in 2007 expanding off-site betting on horse races through expanded advance deposit wagering and increased satellite wagering sites, state legislation passed in September 2010 allowing for exchange wagering on horse races, a legislative proposal in the California Assembly in February 2007 to amend the California Penal Code to expand permitted bingo games by charitable organizations to include electronic bingo cards, proposals put forth by former Governor Arnold Schwarzenegger in 2007 and 2009, respectively, to authorize the use of instant lottery video terminals at horse racing tracks and card rooms and to dedicate a higher percentage of California State Lottery revenues to player winnings, and bills introduced in the California State Senate in May 2010 and January 2011 to authorize online intrastate poker in California.

        In August 2009, a U.S. district court judge issued an order, in ongoing litigation regarding the proper number of total slot machines allowed under the 1999 tribal-state gaming compacts, requiring that the State of California issue an additional 10,549 slot machine licenses. A drawing was held on October 5, 2009, and 3,548 licenses were awarded to eleven different Indian tribes, leaving 7,001 slot machine licenses available in the statewide pool. On August 20, 2010, the U.S. Court of Appeals for the Ninth Circuit reduced the number of additional slot machine licenses from 10,549 to 8,050, and the court denied the State of California's petition for a rehearing on January 28, 2011. The State of California did not appeal the decision, and thus the appeals court's decision is final. As a result, there are 4,502 slot machine licenses not awarded in the October 2009 draw that remain available, and the Tribe or any other Indian tribe(s) could request California to hold a draw for some or all of these licenses.

        Following is a map reflecting the above-mentioned tribally-owned existing and announced casinos and illustrating the respective distances of such casinos from the River Rock Casino. Accompanying the map is a table showing the approximate number of slot machines at, and driving time from San Francisco to, each such existing casino.

Competition Overview

Map of casino and local competitors

California
Konocti Vista
Hopland Sho-Ka-Wah
Thunder Valley
Cloverdale Rancheria
Cache Creek
Twin Pines
RIVER ROCK CASINO
Sonoma County
Sacramento
25 mi
Graton Rancheria
50 mi
75 mi
Scotts Valley Band
San Pablo Lytton
100 mi
San Francisco
Oakland
San Jose
Local Competitors
Class II Facilities
Proposed Facilities

Distance from San Francisco to nearby casinos

Name	Slots	Tables	Hotel Rooms	Driving time from SF [1]
San Pablo Lytton (Class II)	1,300	11	NA	34 min
River Rock	1,285	20	NA	1 hour, 30 min
Twin Pine	520	12	60	1 hour, 49 min
Cache Creek	2,000	122	200	1 hour, 50 min
Hopland Sho-Ka-Wah	540	8	NA	1 hour, 53 min
Thunder Valley	3,000	125	297	2 hours, 8 min
Konocti Vista	349	6	80	2 hours, 19 min

River Rock is the closest Class III casino to the Bay Area market

Source: Company filings and company websites.
(1) Driving time measured from Golden Gate Bridge in San Francisco.

0

Legal Proceedings

        We are involved in litigation and disputes from time to time in the ordinary course of business with vendors and patrons. We believe that the aggregate liability, if any, arising from such litigation or disputes will not have a material adverse effect on our results of operations, financial condition or cash flows.

Insurance

        We and the Tribe carry $93.8 million of commercial property insurance for buildings and equipment covering, among other things, the existing casino, parking structure and ancillary buildings, and $101.4 million combined business interruption and rental income liability insurance. Additionally, we carry "Difference in Conditions" (DIC) coverage for losses due to earthquake and flood with a policy limit of $25.0 million. The roads on the Tribe's reservation are excluded from existing coverage, although the waste water treatment plant is covered under the Tribe's liability insurance policy.

Employee and Labor Relations

        As of June 30, 2011, we had 577 full and part-time employees. Our employees are not covered by any collective bargaining agreements. We believe that our relations with our employees are good. However, as part of the Compact, the Tribe was required to adopt labor ordinance provisions permitting opportunities for unions to attempt to organize our labor force. In addition, a decision by the United States Court of Appeals for the District of Columbia upheld a finding by the National Labor Relations Board that the National Labor Relations Act is applicable to tribal casinos. We have not experienced any unionization activities subsequent to this court decision. We believe that our labor relations with our employees are good, and we are not aware of any unionization activities by our employees.

 Preliminary Unaudited Financial Data for the three-month period ended September 30, 2011

        We currently estimate that our net revenue, income before distributions to the Tribe and EBITDA for the three-month period ended September 30, 2011 will be in the range of approximately $30.5 million to $31.5 million, $7.8 million to $8.3 million and $14.0 million to $14.7 million, compared to $30.4 million, $5.3 million and $13.1 million, respectively for the same period in 2010. Our estimated cash balance as of September 30, 2011 was approximately $37.9 million, excluding approximately $4.3 million in restricted cash. Our final financial results for the three-month period ended September 30, 2011 may vary from present estimates as our quarterly financial statement close process is not complete and additional developments and adjustments may arise between now and the time the financial results for this period are finalized. We currently expect to publish our final results for the three-month period ended September 30, 2011 on or about November 15, 2011. Estimates for any interim period are not necessarily indicative of operating results for any future period. See "Risk Factors—Risks Related to Our Business—Prospective purchasers of the Notes should not place undue reliance on our preliminary financial results."

 SUMMARY FINANCIAL DATA

        The following summary financial data should be read in conjunction with, and is qualified by reference to the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes. The summary financial data as of December 31, 2009 and 2010 and for each of the three fiscal years in the period ended December 31, 2010 is derived from our audited financial statements that are included in this offering memorandum. The summary financial data as of December 31, 2008 is derived from our audited financial statements that are not included in this offering memorandum. The summary financial data for the six months ended June 30, 2010 and as of and for the six months ended June 30, 2011 is derived from our unaudited financial statements that are included in this offering memorandum. In the opinion of management, the summary financial data as of and for the six months ended June 30, 2010 and 2011 reflects normal and recurring adjustments that are necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations for a full year. Historical results are not necessarily indicative of results that may be expected for any future period.

        The summary unaudited financial data in the tables below for the twelve months ended June 30, 2011 has been derived by taking financial data from our audited financial statements as of and for the year ended December 31, 2010 and adding financial data from our unaudited financial statements for the six months ended June 30, 2011 and subtracting financial data from our unaudited financial statements for the six months ended June 30, 2010, and should be read together with our audited and unaudited financial statements and accompanying notes for the respective periods included in this offering memorandum.

        Our financial statements are prepared in accordance with Governmental Accounting Standards Board ("GASB") pronouncements. There are differences between financial statements prepared in accordance with GASB pronouncements and those prepared in accordance with the Accounting Standards Codification (the "Codification") issued by the Financial Accounting Standards Board ("FASB"). The statements of revenues, expenses and changes in net assets (deficit) are a combined statement under GASB pronouncements. FASB Codification allows a statement of income or operations and a separate statement of owners' or shareholders' equity (deficit), which is where distributions to owners would be presented. The amount shown below as income before distributions to the Tribe would be the most comparable amount to net income computed under the FASB Codification. We are a separate enterprise fund of the Tribe, a governmental entity, and as such there is no owners' or shareholders' equity (deficit) as traditionally represented under the FASB Codification.

The most comparable measure of owners' equity (deficit) is presented on the River Rock Entertainment Authority balance sheet as net assets (deficit).

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2008	2009	2010	2010	2011	2011
				(unaudited)		(unaudited)
	(Dollars in thousands)
Statement of Income Data:
Operating Revenues:
Casino	$124,481	$117,731	$119,233	$62,077	$60,123	$117,279
Food, beverage and retail	6,273	5,851	5,806	2,923	3,135	6,018
Other	598	912	873	507	426	792

Gross revenues	131,352	124,494	125,912	65,507	63,684	124,089
Promotional allowances	(779)	(1,472)	(1,725)	(819)	(1,158)	(2,064)

Net revenues	130,573	123,022	124,187	64,688	62,526	122,025

Operating Expenses:
Casino	20,787	16,146	16,956	7,885	8,533	17,604
Food, beverage and retail	7,063	7,330	6,650	3,506	3,076	6,220
Selling, general and administrative	43,506	40,295	39,773	20,703	19,628	38,698
Depreciation	10,025	9,554	9,849	4,794	4,953	10,008
Gaming Commission and surveillance expense	3,695	3,791	3,187	1,535	1,429	3,081
Compact revenue sharing trust fund	1,335	1,335	1,335	668	668	1,335
(Gain) Loss on sale of assets	—	116	—	—	(56)	(56)

Total operating expenses	86,411	78,567	77,750	39,091	38,231	76,890

Income from Operations	44,162	44,455	46,437	25,597	24,295	45,135

Non-operating Expenses:
Interest expense	(20,865)	(20,860)	(20,804)	(10,430)	(10,340)	(20,714)
Interest income	1,006	74	58	28	13	43

Non-operating expenses, net	(19,859)	(20,786)	(20,746)	(10,402)	(10,327)	(20,671)

Income before Distributions to the Tribe	$24,303	$23,669	$25,691	$15,195	$13,968	$24,464

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2008	2009	2010	2010	2011	2011
				(unaudited)		(unaudited)
	(Dollars in thousands)
Other Financial Data:
Net cash provided by operating activities	$54,617	$53,957	$54,453	$30,715	$26,685	$50,423
Net cash used in capital and related financing activities	(60,888)	(36,438)	(35,797)	(19,635)	(19,303)	(35,465)
Net cash provided by investing activities	1,006	74	58	28	13	43
EBITDA(1)	54,187	54,009	56,286	30,391	29,248	55,143
Capital expenditures	41,698	16,768	17,895	9,363	9,513	18,045
Ratio of total debt(2) to EBITDA(3)	3.6x	3.7x	3.6x	—	—	3.6x
Distributions to the Tribe	$13,919	$13,324	$13,617	$6,796	$6,948	$13,769

	December 31,			June 30,
	2008	2009	2010	2010	2011
				(unaudited)
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$27,348	$31,618	$36,713	$35,930	$37,160
Restricted cash(4)	7,090	7,098	4,330	7,101	4,332
Total current assets	28,824	33,340	38,501	37,512	41,828
Total assets	194,570	208,306	222,152	224,643	224,410
Total debt(2)	199,091	199,874	199,719	199,550	199,888
Total current liabilities	11,193	14,248	215,403	22,018	210,641
Total net assets (deficit)	(15,669)	(5,324)	6,749	3,075	13,769
Total liabilities and net assets	$194,570	$208,306	$222,152	$224,643	$224,410

(1)
EBITDA is defined by us as income before distributions to the Tribe, interest, depreciation and amortization. We are an unincorporated governmental instrumentality of a federally recognized sovereign Indian Tribe, and, as a result, are not subject to federal or state income tax under current interpretations of tax laws. EBITDA is not a measure of net income, operating income or other performance metrics derived from, or in accordance with, GAAP, and is subject to important limitations. We have provided this non-GAAP financial measure because we believe EBITDA is useful to an investor evaluating our operating performance. Other companies in our industry and in other industries may calculate EBITDA differently from the way that we do, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. For periods after June 30, 2011, we will present Adjusted EBITDA which will reflect add backs for our annual MOA payments of $3.5 million and our annual Proschold lease payments. The tables below provide a reconciliation of EBITDA to net cash provided by operating activities and of EBITDA and Adjusted EBITDA to income before distributions to the Tribe for the periods indicated.

(2)
Total debt consists of the current and long-term portion for all periods presented.

(3)
We have included information concerning the ratio of total debt to EBITDA in this offering memorandum as it is used by us and certain investors as a measure of our ability to service our debt.

(4)
Restricted cash consists of the balance remaining in a restricted account funded with the proceeds of the Existing Notes and pledged to the holders of the Existing Notes. This cash will be released from such restricted account upon the consummation of this offering.

        The following table reconciles EBITDA and net cash provided by operating activities for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30,
	2008	2009	2010	2010	2011	2011
				(unaudited)		(unaudited)
	(Dollars in thousands)
Net cash provided by operating activities	$54,617	$53,957	$54,453	$30,715	$26,685	$50,423
(Increase) decrease in accounts receivable	(239)	198	23	(124)	(258)	(111)
(Increase) decrease in inventories	16	(91)	18	(14)	(6)	26
(Increase) decrease in prepaid expenses and other current assets	(190)	141	23	(3)	3,144	3,170
(Increase) decrease in deposits and other assets	—	—	88	183	82	(13)
Increase (decrease) in accounts payable	518	(436)	1,827	600	(37)	1,190
Increase (decrease) in payable to Tribe	—	—	136	—	(452)	(316)
Increase (decrease) in accrued liabilities	(535)	207	(282)	(966)	34	718
Proceeds on sale of assets	—	33	—	—	56	56

EBITDA(1)	$54,187	$54,009	$56,286	$30,391	$29,248	$55,143

        The following table reconciles EBITDA and Adjusted EBITDA to income before distributions to the Tribe for the periods indicated:

	Six Months Ended June 30, 2011		Twelve Months Ended June 30, 2011
	Actual	Pro forma(1)	Actual	Pro forma(1)
	(unaudited)
Income before distributions to the Tribe	$13,968	$10,826	$24,464	$18,180
Add back net interest	10,327	10,327	20,671	20,671
Add back depreciation	4,953	4,953	10,008	10,008

EBITDA(2)	$29,248	$26,106	$55,143	$48,859
Add back MOA payments	—	1,750	—	3,500
Add back Proschold lease payments	—	1,392	—	2,784
Adjusted EBITDA(3)	$29,248	$29,248	$55,143	$55,143

(1)
Pro forma reflects the payment of $3.5 million to Sonoma County pursuant to the MOA and $2.8 million to the Tribe pursuant to the Proschold lease agreement as if such payments were expensed during such periods.

(2)
EBITDA is defined by us as income before distributions to the Tribe, interest, depreciation and amortization.

(3)
Adjusted EBITDA is defined by us as EBITDA before MOA payments and Proschold lease payments. Adjusted EBITDA is not a measure of net income, operating income or other performance metrics derived from, or in accordance with, GAAP, and is subject to important limitations. We have provided this non-GAAP financial measure because we believe Adjusted EBITDA is useful to an investor evaluating our financial performance, as the extent of our obligation to mandatorily redeem Notes with Excess Cash Flow and to make distributions to the Tribe is dependent on the level of our Adjusted EBITDA or its equivalent, Cash Flow.

 MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion of our financial condition and results of operations for the six months ended June 30, 2011 and 2010 and the fiscal years ended December 31, 2010, 2009 and 2008. You should read this section together with the financial statements and related notes for these periods appearing elsewhere in this offering memorandum, and the following discussion is qualified by reference thereto. This discussion includes forward-looking statements based on assumptions about our future business. Our actual results could differ materially from those contained in the forward-looking statements.

Overview

Recent Operational Highlights

        While our operations have been impacted by the general economic challenges that have affected the gaming industry over the past few years, we have mitigated the impact of the economic downturn through our continuous focus on maximizing efficiencies and controlling expenses while maintaining a quality experience for our guests. For the twelve month period ended June 30, 2011, we generated net revenue of $122.0 million and EBITDA of $55.1 million. During the twelve months ended June 30, 2011, our EBITDA margin was 45.2%, which was essentially unchanged from our EBITDA margin of 45.1% during the same period in 2010.

        Throughout 2011 we continued improving the appearance and appeal of our casino in accordance with our strategic operating plan. We recently completed an extensive renovation to rejuvenate the casino with the goal of creating the largest visible impact to visitors. In January 2011, we removed our poker tables to make way for approximately 60 additional penny denomination slot machines. In 2010, we introduced a new high-limit room with premium service designed to appeal to higher end players. These improvements follow a complete redesign of our gaming floor in 2010 to create more open space, improve sightlines and reduce congestion. New carpeting and new slot machine chairs were installed, which create an improved gambling experience. We have also expanded and improved our food and beverage offerings to create a more diverse, customized and cost-efficient selection. In addition, in July 2009 we spent approximately $0.6 million to upgrade our slot accounting and player tracking systems.

General

        We own and operate the River Rock Casino, a gaming and entertainment facility located on the Tribe's 93-acre trust land, approximately 75 miles north of San Francisco in Sonoma County, California. Our customers consist primarily of residents of Sonoma, Napa and Marin Counties, as well as the San Francisco Bay area, including the major metropolitan cities of San Francisco, Oakland and San Jose. In addition, we attract tourists visiting the region's vineyards. We are the closest and most accessible Class III casino to the San Francisco Bay area. Our casino fully opened in April 2003 and has since had a successful operating history, growing net revenue and EBITDA from $104.5 million and $36.3 million, respectively, in 2004 to $122.0 million and $55.1 million, respectively, in the twelve-month period ended June 30, 2011.

Critical Accounting Policies and Estimates

        We have identified certain critical accounting policies and estimates that affect our more significant judgments and estimates used in the preparation of our financial statements. The preparation of our financial statements, in conformity with GAAP, requires that we make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate those estimates, including those related to asset impairment, accruals for our promotional slot club, compensation and related benefits, revenue recognition, contingencies and litigation. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions. We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of our financial statements:

  •
  Casino Revenues—Casino revenue is recognized as the net win from gaming activities, which is the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive slot jackpots and certain player incentives, when earned by the customer.

  •
  Capital Assets—Capital assets are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements:	5-21 years
Furniture, fixtures and equipment:	5 years

We evaluate our capital assets for impairment in accordance with the Accounting pronouncement GASB No. 42, "Accounting and Financial Reporting for Impairment of Capital Assets and for Insurance Recoveries." GASB No. 42 establishes accounting and financial reporting standards for impairment of capital assets. Our capital assets include building and improvements, furniture, fixtures and equipment. A capital asset is considered impaired if both the decline in service utility of the capital asset is large in magnitude and the event or change in circumstances is outside the normal life cycle of the capital asset. We are required to evaluate prominent events or changes in circumstances affecting capital assets to determine whether impairment of a capital asset has occurred. Common indicators of impairment include evidence of physical damage where restoration efforts are needed to restore service utility, enactment or approval of laws or regulations setting standards that the capital asset would not be able to meet, technological development or evidence of obsolescence, a change in the manner or expected duration of use of a capital asset or construction stoppage. GASB No. 42 requires us to report the effects of capital asset impairment in our financial statements when they occur, rather than as part of the ongoing depreciation expense for the capital asset or upon disposal of the capital asset, and to account for insurance recoveries in the same manner.
  •
  Accrued Progressive Slot Jackpots—Accrued progressive slot jackpots consist of estimates for prizes relating to various games that have accumulated jackpots. We have recorded the anticipated payouts as a reduction of casino revenues and as a component of accrued liabilities. We do not accrue for the base jackpot.

  •
  Contingencies—We assess our exposure to loss contingencies, including legal matters, and provide for an exposure if it is judged to be probable and estimable. If the actual loss from a contingency differs from management's estimate, operating results could be materially impacted. As of June 30, 2011, we have determined that no accruals for claims and legal actions are required. If circumstances surrounding claims and legal actions change materially, the addition of accruals for such items in future periods may be required.

        There are differences between financial statements prepared in accordance with GASB pronouncements and those prepared in accordance with the Codification issued by the FASB. The statements of revenues, expenses and changes in net assets are a combined statement under GASB pronouncements. The FASB Codification allows a statement of income or operations and a separate statement of owners' or shareholders' equity, which is where distributions to owners would be presented. The amount shown as income before distributions to the Tribe would be the most comparable amount to net income computed under the FASB Codification. We are a separate enterprise fund of the Tribe, a governmental entity, and as such there is no owners' or shareholders'

equity as traditionally represented under the FASB Codification. The most comparable measure of owners' equity is presented on our balance sheet as net assets.

        The SEC has issued a final rule, Internal Control Over Financial Reporting in Exchange Act Periodic Reports of Non-Accelerated Filers that is applicable to us. This rule provides a permanent exemption for non-accelerated filers from the requirement to obtain an external audit on the effectiveness of internal financial reporting controls provided in Section 404(b) of the Sarbanes-Oxley Act of 2002 ("SOX"). Specifically, this rule adopts amendments to SEC rules and forms to conform them to Section 404(c) of SOX, as added by Section 989G of the "Dodd-Frank Wall Street Reform and Consumer Protection Act." Section 404(c) provides that Section 404(b) of SOX does not apply with respect to any audit report prepared for an issuer that is neither an accelerated filer nor a large accelerated filer as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

        The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this offering memorandum may not comply with these rules.

RESULTS OF OPERATIONS
For the Six Months Ended June 30, 2010 and 2011

Quarterly Results of Operations

        The following table sets forth unaudited quarterly operations data for each full quarter for the past two years. In our opinion, this data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data. The results of operations for any quarter are not necessarily indicative of the results of operations for a full year or any future period. We expect our quarterly operating results to vary significantly in future periods and to reflect expenses related to our annual MOA payments and lease payments for the Proschold Property.

        Our financial statements are prepared in accordance with GASB pronouncements. There are differences between financial statements prepared in accordance with GASB pronouncements and those prepared in accordance with the Codification issued by the FASB. The statements of revenues, expenses and changes in net assets (deficit) are a combined statement under GASB pronouncements. FASB Codification allows a statement of income or operations and a separate statement of owners' or shareholders' equity (deficit), which is where distributions to owners would be presented. The amount shown below as income before distributions to the Tribe would be the most comparable amount to net income computed under the FASB Codification. We are a separate enterprise fund of the Tribe, a governmental entity, and as such there is no owners' or shareholders' equity (deficit) as traditionally represented under the FASB Codification. The most comparable measure of owners' equity (deficit) is presented on the River Rock Entertainment Authority balance sheet as net assets (deficit).

	Sept. 30 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011
	(unaudited) (Dollars in thousands)
Operating Revenues:
Casino	$28,152	$30,158	$30,936	$31,141	$29,059	$28,097	$30,092	$30,031
Food, beverage and retail	1,459	1,485	1,439	1,484	1,499	1,384	1,570	1,565
Other	224	225	257	250	275	91	220	206

Gross revenues	29,835	31,868	32,632	32,875	30,833	29,572	31,882	31,802
Promotional allowances	(318)	(466)	(379)	(440)	(462)	(444)	(548)	(610)

Net revenues	29,517	31,402	32,253	32,435	30,371	29,128	31,334	31,192

Operating Expenses:
Casino	3,670	4,378	3,833	4,052	4,226	4,845	4,335	4,198
Food, beverage and retail	1,812	1,752	1,804	1,702	1,915	1,229	1,610	1,466
Selling, general and administrative	9,522	10,877	10,563	10,140	9,944	9,126	9,660	9,968
Depreciation	2,388	2,410	2,459	2,335	2,598	2,457	2,366	2,587
Gaming Commission and surveillance expense	986	889	768	767	854	798	699	730
Compact revenue sharing trust fund	334	333	334	334	334	333	334	334
(Gain)/loss on sale of assets	—	149	—	—	—	—	—	(56)

Total Operating expenses	18,712	20,788	19,761	19,330	19,871	18,788	19,004	19,227

Income from Operations	10,805	10,614	12,492	13,105	10,500	10,340	12,330	11,965

Non-Operating Expense, Net:
Interest expense	(5,215)	(5,215)	(5,215)	(5,215)	(5,215)	(5,159)	(5,157)	(5,183)
Interest income	21	21	11	16	20	11	7	6

Non-operating expense, net	(5,194)	(5,194)	(5,204)	(5,199)	(5,195)	(5,148)	(5,150)	(5,177)

Income before Distributions to the Tribe	$5,611	$5,420	$7,288	$7,906	$5,305	$5,192	$7,180	$6,788

Results of Operations—Six Months Ended June 30, 2010 and 2011

	Six Months Ended June 30
			Dollar Variance	Percentage Variance
	2010	2011
	(unaudited)
	(Dollars in thousands)
Operating Revenues:
Casino	$62,077	$60,123	$(1,954)	-3.1%
Food, beverage and retail	2,923	3,135	212	7.3%
Other	507	426	(81)	-16.0%

Gross revenues	65,507	63,684	(1,823)	-2.8%
Promotional allowances	(819)	(1,158)	(339)	-41.4%

Net revenues	64,688	62,526	(2,162)	-3.3%

Operating Expenses:
Casino	7,885	8,533	648	8.2%
Food, beverage and retail	3,506	3,076	(430)	-12.3%
Selling, general and administrative	20,703	19,628	(1,075)	-5.2%
Depreciation	4,794	4,953	159	3.3%
Gaming Commission and surveillance expense	1,535	1,429	(106)	-6.9%
Compact revenue sharing trust fund	668	668	—	0.0%
Gain on Sale of asset	—	(56)	(56)	-100%

Total operating expenses	39,091	38,231	(860)	-2.2%
Income from Operations:	25,597	24,295	(1,302)	-5.1%

Non-Operating Expenses, net:
Interest expense	(10,430)	(10,340)	90	0.9%
Interest income	28	13	(15)	-53.6%

Non-operating expense, net	(10,402)	(10,327)	75	0.7%
Income before Distributions to the Tribe	$15,195	$13,968	$(1,227)	-8.1%

        Net revenues.    Net revenues for the six months ended June 30, 2011 decreased by $2.2 million to $62.5 million, from $64.7 million for the six months ended June 30, 2010. We believe the decrease in net revenues is attributable to the decline of slot coin-in between the first six months of 2011 and the first six months of 2010. We believe that this decline is attributable to an increase in gasoline prices that resulted in fewer visits from our drive-up patrons. Approximately 96.2% of our net revenues were from our gaming activities in the first six months of 2011, as compared to 96.0% in the comparable prior year period.

        We generated $55.2 million, or 88.3% of our net revenues from gaming devices, net of player incentives of $5.9 million, and $4.9 million or 7.9% of our net revenues from table games and poker, net of player incentives of $0.5 million, for the six months ended June 30, 2011. This compares to $56.4 million or 87.1% of our net revenues from gaming devices, net of player incentives of $5.6 million, and $5.7 million or 8.8% of our net revenues from table games and poker, net of player incentives of $0.5 million, for the six months ended June 30, 2010.

        Our win per slot machine per day was $239 for the six months ended June 30, 2011, which decreased by $18 from $257 for the six months ended June 30, 2010. We had an average number of slot machines of 1,277 for the six months ended June 30, 2011, compared to 1,214 for the six months ended June 30, 2010. At June 30, 2011, we had 1,285 slot machines on the gaming floor. In January 2011, the poker room was closed and converted to space for approximately 60 additional penny denomination slot machines that were placed in service in February 2011.

        We generated $2.0 million in food and beverage sales for the six months ended June 30, 2011 net of promotional allowances, compared to $2.1 million for the six months ended June 30, 2010 net of promotional allowances. The retail value of our food and beverage provided to customers without charge is included in gross revenues and then deducted as promotional allowances. We do not provide complimentary alcoholic beverages to our patrons.

        Promotional allowances.    Promotional allowances for the six months ended June 30, 2011 were $1.2 million, or 1.9% of net revenues, compared to $0.8 million, or 1.3% of net revenues, for the six months ended June 30, 2010.

        Operating expenses.    Operating expenses for the six months ended June 30, 2011 were $38.2 million, or 61.1% of net revenues, compared to $39.1 million, or 60.4% of net revenues, for the six months ended June 30, 2010. The decrease in operating expenses is attributable to expense reductions due to cost saving measures we adopted to adjust for a slight decline in customer demand.

        Casino expense includes costs associated with our gaming operations and an allocation of food and beverage expense related to the cost of complimentary activities. Casino expense for the six months ended June 30, 2011 was $8.5 million, or 14.2% of Casino revenues compared to $7.9 million, or 12.7% of casino revenues, for the six months ended June 30, 2010.

        Food and beverage expense for the six months ended June 30, 2011 was $3.1 million, or 155.7% of food and beverage revenue, net of promotional allowances, compared to $3.5 million, or 166.6% of food and beverage revenue, net of promotional allowances, for the six months ended June 30, 2010. Our food and beverage expense ratio is significantly higher than the industry average because we have utilized these amenities as an opportunity to build customer loyalty rather than as a source of income.

        Selling, general and administrative expense for the six months ended June 30, 2011 decreased by $1.1 million to $19.6 million, or 31.4% of net revenues, from $20.7 million, or 32.0% of net revenues, for the six months ended June 30, 2010. The decrease in selling, general and administrative expense is attributable primarily to a decrease in advertising expenses.

        Depreciation expense for the six months ended June 30, 2011 was $5.0 million compared to $4.8 million for the six months ended June 30, 2010. Depreciation expense was computed using the straight-line method over the useful lives of capital assets. The increase in depreciation expense is due to the purchase of new slot machines.

        Gaming Commission and surveillance expense for the six months ended June 30, 2011 was $1.4 million compared to $1.5 million for the six months ended June 30, 2010. The decrease is due to reduction in staff and related payroll expenses and benefits.

        Compact revenue sharing trust fund expense remained $0.7 million for each of the six months ended June 30, 2011 and 2010. The Compact requires us to pay a quarterly fee to the State of California's revenue sharing trust fund, based on the number of licensed gaming devices we are allowed to operate.

        Income from operations.    Income from operations for the six months ended June 30, 2011 was $24.3 million, or 38.9% of net revenues, compared to $25.6 million, or 39.6% of net revenues, for the six months ended June 30, 2010.

        Non-operating expense, net.    Non-operating expense, net for the six months ended June 30, 2011 was $10.3 million, or 16.5% of net revenues, compared to $10.4 million or 16.1% of net revenues, for the six months ended June 30, 2010, primarily representing interest expense for both periods. Interest costs capitalized in the six months ended June 30, 2011 was $0.1 million. There was no capitalized interest expense for 2010.

        Income before distributions to Tribe.    Income before distributions to the Tribe for the six months ended June 30, 2011 was $14.0 million, or 22.3% of net revenues, compared to $15.2 million, or 23.5% of net revenues, for the six months ended June 30, 2010

RESULTS OF OPERATIONS
For the Years Ended December 31, 2008, 2009 and 2010

	Years Ended December 31,			Dollar Variance		Percentage Variance
	2008	2009	2010	2009 vs. 2008	2010 vs. 2009	2009 vs. 2008	2010 vs. 2009
	(Dollars in thousands)
Operating Revenues:
Casino	$124,481	$117,731	$119,233	$(6,750)	$1,502	-5.4%	1.3%
Food, beverage and retail	6,273	5,851	5,806	(422)	(45)	-6.7%	-0.8%
Other	598	912	873	314	(39)	52.5%	-4.3%

Gross revenues	131,352	124,494	125,912	(6,858)	1,418	-5.2%	1.1%
Promotional allowances	(779)	(1,472)	(1,725)	(693)	(253)	-89.0%	-17.2%

Net revenues	130,573	123,022	124,187	(7,551)	1,165	-5.8%	0.9%

Operating Expenses:
Casino	20,787	16,146	16,956	(4,641)	810	-22.3%	5.0%
Food, beverage and retail	7,063	7,330	6,650	267	(680)	3.8%	-9.3%
Selling, general and administrative	43,506	40,295	39,773	(3,211)	(522)	-7.4%	-1.3%
Depreciation	10,025	9,554	9,849	(471)	295	-4.7%	3.1%
Gaming Commission and surveillance expense	3,695	3,791	3,187	96	(604)	2.6%	-15.9%
Compact revenue sharing trust fund	1,335	1,335	1,335	—	—	0.0%	0.0%
(Gain)/loss on sale of assets	—	116	—	116	(116)	100.0%	-100%

Total operating expenses	86,411	78,567	77,750	(7,844)	(817)	-9.1%	-1.0%

Income from Operations	44,162	44,455	46,437	293	1,982	0.7%	4.5%

Non-operating Expense, Net
Interest expense	(20,865)	(20,860)	(20,804)	5	56	0.0%	0.3%
Interest income	1,006	74	58	(932)	(16)	-92.6%	-21.6%

Non-operating expense, net	(19,859)	(20,786)	(20,746)	(927)	40	-4.7%	0.2%

Income before Distributions to the Tribe	$24,303	$23,669	$25,691	$(634)	$2,022	-2.6%	8.5%

Results of Operations—Years Ended December 31, 2010 and 2009

        Net Revenues.    Net revenues for the year ended December 31, 2010 ("FY 2010") increased by $1.2 million to $124.2 million from $123.0 million for the year ended December 31, 2009 ("FY 2009"). We believe the increase in net revenues is attributable to the increase in customer satisfaction from the casino renovation projects. Approximately 96.0% of our net revenues, net of player incentives, were from gaming activities for FY 2010. We generated $108.0 million, or 87.0% of net revenues, net of respective player incentives of $12.5 million, from gaming devices, and $11.2 million, or 9.1% of net revenues, net of respective player incentives of $0.2 million, from table games and poker for FY 2010, as compared to $106.1 million, or 86.2% of our net revenues, net of respective player incentives of $10.2 million, from gaming devices and $11.6 million, or 9.5% of our net revenues, net of respective player incentives of $0.1 million, from table games and poker for FY 2009. Our win per slot machine per day was $244 for FY 2010, which increased by $26 from $218 for FY 2009. We completed the reconfiguration of our gaming floor in 2010 in an effort to enhance our overall appeal. As part of this effort, we reduced the average number of slot machines to 1,215 for FY 2010 compared to an average of 1,333 for FY 2009. At December 31, 2010, we had 1,228 slot machines on the gaming floor. In January 2011, the poker room was closed and converted to space for approximately 60 additional penny denomination slot machines that were placed in service in February 2011.

        We generated $4.1 million in food, beverage and retail sales for FY 2010, compared to $4.4 million for FY 2009 net of promotional allowances. The retail value of our food and beverage provided to customers without charge is included in gross revenues and then deducted as promotional allowances. Such allowances for FY 2010 and FY 2009 were $1.7 million and $1.5 million, respectively. We do not provide complimentary alcoholic beverages to our patrons.

        Promotional Allowances.    Promotional allowances for FY 2010 were $1.7 million, or 1.4% of net revenues, compared to $1.5 million, or 1.2% of net revenues, for FY 2009.

        Operating expenses.    Operating expenses for FY 2010 were $77.8 million, or 62.6% of net revenues, compared to $78.6 million, or 63.9% of net revenues, for FY 2009. The decrease in operating expenses is attributable to expense reductions due to cost saving measures we adopted to adjust for the decline in customer demand.

        Casino expense includes costs associated with our gaming operations and an allocation of food and beverage expense related to the costs of complimentary activities. Casino expense for FY 2010 increased to $17.0 million, or 14.2% of Casino revenues, from $16.1 million, or 13.7% of Casino revenues net, for FY 2009.

        Food, beverage and retail expense for FY 2010 was $6.7 million, or 163.0% of food, beverage and retail revenue net of promotional allowances, compared to $7.3 million, or 167.4% of food, beverage and retail revenue net of promotional allowances for FY 2009. Our food and beverage expense ratio is still significantly higher than industry average because we have utilized these amenities as an opportunity to build customer loyalty rather than as a source of income.

        Selling, general and administrative expense for FY 2010 decreased by $0.5 million to $39.8 million, or 32.0% of net revenues, from $40.3 million, or 32.8% of net revenues, for FY 2009.

        Depreciation expense for FY 2010 was $9.8 million compared to $9.6 million for FY 2009. Depreciation expense was computed using the straight-line method over the useful lives of property, plant and equipment. The increase in depreciation expense is due to assets being placed in service related to the renovation projects.

        Gaming Commission and surveillance expenses for FY 2010 were $3.2 million compared to $3.8 million for FY 2009. The decrease is due to reduction in staff and related payroll expenses and benefits.

        Compact revenue sharing trust fund expense remained the same at $1.3 million for both FY 2010 and 2009. Compact revenue sharing trust fund expense includes payments associated with licenses for 1,600 gaming devices. These fees became payable by the Tribe when we commenced operations in September 2002, and are based on the number of our gaming device licenses. Compact revenue sharing trust fund expense includes payments to the Revenue Sharing Trust Fund ("RSTF") as required by our Compact with the State of California. The Tribe is obligated to remit certain fees to the CGCC on a quarterly basis for inclusion in the RSTF. The RSTF is for the benefit of tribes that have no or limited gaming. We pay these fees on behalf of the Tribe.

        Income from operations.    Income from operations for FY 2010 was $46.4 million, or 37.4% of net revenues, compared to $44.5 million, or 36.1% of net revenues, for FY 2009.

        Non-operating expense, net.    Non-operating expense, net for FY 2010 was $20.7 million, or 16.7% of net revenues, compared to $20.8 million, or 16.9% of net revenues, for FY 2009, primarily representing interest expense for both periods. Non-operating, net, included $57,703 of interest income for FY 2010 compared to $74,174 of interest income for FY 2009.

        Income before distributions to the Tribe.    Income before distributions to the Tribe for FY 2010 increased by $2.0 million to $25.7 million, or 20.7% of net revenues, from $23.7 million, or 19.2% of net revenues for FY 2009.

Results of Operations—Years Ended December 31, 2009 and 2008

        Net revenues.    Net revenues for FY 2009 decreased by $7.6 million to $123.0 million from $130.6 million for the year ended December 31, 2008 ("FY 2008"). The decrease is attributable to a national and regional economic slowdown. Approximately 95.7% of our net revenues, net of player incentives, were from gaming activities for FY 2009. We generated $106.1 million, or 86.2% of net revenues, net of respective player incentives of $10.2 million, from gaming devices, and $11.6 million, or 9.5% of net revenues, net of respective player incentives of $0.1 million, from table games and poker for FY 2009, as compared to $110.2 million, or 84.4% of our net revenues, net of respective player incentives of $12.0 million, from gaming devices and $14.3 million, or 11.0% of our net revenues, net of respective player incentives of $0.2 million, from table games and poker for FY 2008. Our win per slot machine per day was $218 for FY 2009, which increased by $26 from $192 for FY 2008. The increase in net win per machine per day is primarily attributable to the decrease in the average number of slot machines on the floor. We began the reconfiguration of our gaming floor in 2009 in an effort to enhance our overall appeal. As part of this effort, we reduced the average number of slot machines to 1,333 for FY 2009, compared to an average of 1,570 for FY 2008. At December 31, 2009, we had 1,212 slot machines on the gaming floor.

        We generated $4.4 million in food, beverage and retail sales for FY 2009, compared to $5.5 million for FY 2008 net of promotional allowances. The retail value of our food and beverage provided to customers without charge is included in gross revenues and then deducted as promotional allowances. Such allowances for FY 2009 and FY 2008 were $1.5 million and $0.8 million, respectively. We do not provide complimentary alcoholic beverages to our patrons.

        Promotional allowances.    Promotional allowances for FY 2009 were $1.5 million, or 1.2% of net revenues, compared to $0.8 million, or 0.6% of net revenues, for FY 2008.

        Operating expenses.    Operating expenses for FY 2009 were $78.6 million, or 63.9% of net revenues, compared to $86.4 million, or 66.2% of net revenues, for FY 2008. The decrease in operating expenses is attributable to expense reductions due to cost saving measures we adopted to adjust for the decline in customer demand, as described below under casino expense, food, beverage and retail expense, and selling, general and administrative expense.

        Casino expense includes costs associated with our gaming operations and an allocation of food and beverage expense related to the costs of complimentary activities. Casino expense for FY 2009 decreased to $16.1 million, or 13.7% of casino revenues, from $20.8 million, or 16.7% of casino revenues net, for FY 2008. The decrease in casino expense is attributable to decreases in salaries and wages and related benefits, temporary suspension of our 401(k) matching contribution, participation fees and wide-area progressive commissions.

        Food, beverage and retail expense for FY 2009 was $7.3 million, or 167.4% of food, beverage and retail revenue net of promotional allowances, increasing from $7.1 million, or 128.6% of food, beverage and retail revenue net of promotional allowances for FY 2008. Our food and beverage expense ratio is still significantly higher than industry average because we have utilized these amenities as an opportunity to build customer loyalty rather than as a source of income.

        Selling, general and administrative expense for FY 2009 decreased by $3.2 million to $40.3 million, or 32.8% of net revenues, from $43.5 million, or 33.3% of net revenues, for FY 2008. The decrease in selling, general and administrative expense is attributable to the decrease in advertising, bus expense and an allocation of expenses paid for by the Tribe that we reimburse, including human resources and warehouse expenses.

        Depreciation expense for FY 2009 was $9.6 million compared to $10.0 million for FY 2008. Depreciation expense was computed using the straight-line method over the useful lives of property, plant and equipment. The decrease in depreciation expense is due to an increase in the amount of our assets becoming fully depreciated.

        Gaming Commission and surveillance expenses for FY 2009 were $3.8 million compared to $3.7 million for FY 2008. The increase is due to hiring new positions in preparation for the anticipated continuation of the expansion project and those new hires remained in place throughout 2009.

        Compact revenue sharing trust fund expense remained the same at $1.3 million for both FY 2009 and FY 2008. Compact revenue sharing trust fund expense includes payments associated with licenses for 1,600 gaming devices. These fees became payable by the Tribe when we commenced operations in September 2002, and are based on the number of our gaming device licenses. Compact revenue sharing trust fund expense includes payments to the Revenue Sharing Trust Fund ("RSTF") as required by the Compact with the State of California. The Tribe is obligated to remit certain fees to the CGCC on a quarterly basis for inclusion in the RSTF. The RSTF is for the benefit of tribes that have no or limited gaming. We pay these fees on behalf of the Tribe.

        Income from operations.    Income from operations for FY 2009 was $44.5 million, or 36.1% of net revenues, compared to $44.2 million, or 33.8% of net revenues, for FY 2008. The increase in income from operations is attributable to the increase in business volumes as a result of the casino renovation project as well as the ongoing marketing efforts and the decrease in operating expenses from our cost saving measures.

        Non-operating expense, net.    Non-operating expense, net for FY 2009 increased to $20.8 million, or 16.9% of net revenues, from $19.9 million, or 15.2% of net revenues, for FY 2008, primarily representing interest expense for both periods. Non-operating expense, net, included $74,174 of interest income for FY 2009 compared to $1.0 million of interest income for FY 2008. The decrease in interest income was due to a significant drop in interest rates and the decline of invested funds.

        Income before distributions to the Tribe.    Income before distributions to the Tribe for FY 2009 decreased by $0.6 million to $23.7 million, or 19.2% of net revenues, from $24.3 million, or 18.6% of net revenues, for FY 2008.

Liquidity and Capital Resources

        Since our inception, we have funded our capital expenditures and working capital requirements primarily through debt financing, gaming equipment supplier financing, other financing, and operating cash flow.

        Construction of our casino and infrastructure improvements commenced on April 1, 2002. As of June 30, 2011, we had spent approximately $247.5 million, net of disposals, on the planning, development and construction of our casino, infrastructure and furniture, fixtures and equipment. We financed the development with borrowings and development advances.

        On March 18, 2008, the Tribe and the Sonoma County Board of Supervisors entered into the MOA that, among other things, settled several long-standing legal disputes between Sonoma County and the Tribe and provides a binding framework for resolving future disputes. Sonoma County agreed to drop its opposition to the Tribe's application for a liquor license subject to the agreement by the Tribe to construct an emergency access road that meets Sonoma County's approval.

        Pursuant to the MOA, as amended, the Tribe has agreed to pay Sonoma County up to $75 million in mitigation fees over a 12 year period to offset impacts of the potential losses and impacts to Sonoma County resulting from the Tribe's various ongoing and proposed development projects and is intended to support the services being provided by Sonoma County. In addition to the mitigation fees, the Tribe will pay a fee in lieu of Sonoma County's Transient Occupancy Tax in the amount of 9% of the rental collected on occupied hotel rooms that may be developed by the Tribe, to be paid quarterly and continuing for five years after the later to occur of the termination of the MOA, as may be extended, or the Tribe's Compact with the State (which is now terminable in 2020 at the earliest), which fees may be applied to programs and services that serve to promote tourism in Sonoma County. Such fees could total as much as $25 million during the term of the MOA. The Tribe has made the prior payments to Sonoma County in the total amount of $10.3 million and is not currently seeking reimbursement from us. Effective 2011, the Authority has begun making annual payments toward the remaining balance of the $75 million.

        In May 2011, the Sonoma County Board of Supervisors approved a revision to the payment terms of the MOA. The Authority has agreed to pay, on behalf of the Tribe, to Sonoma County $3.5 million per year commencing June 30, 2011 and continuing each June 30 until the Opening Date of the first phase of an expanded resort facility. In the event the Opening Date occurs less than one year prior to the end of the Term of the MOA, on the Opening Date the parties to the MOA shall calculate the Deferred Amount, which shall be equal to the difference between $75 million and the sum of all payments made from the beginning of the MOA through the Opening Date, and the Tribe shall be obligated to pay to Sonoma County one-half of the Deferred Amount on the Opening Date and the balance at the end of the Term. If more than one year remains between the Opening Date and the end of the Term, the Deferred Amount shall be amortized into equal annual payments over the number of years remaining, plus one if the Opening Date occurs before June 30 of that year, and the Tribe shall be obligated to pay the first annual payment on the Opening Date and the remaining annual payments commencing on the June 30 next following the Opening Date and on each June 30 thereafter through the end of the Term. If the Opening Date does not occur prior to the end of the Term, the Deferred Amount shall be payable by June 30, 2020, unless the MOA is properly reopened as provided for therein and an alternative payment schedule is agreed upon by the parties thereto. As of June 30, 2011, $13.8 million has been paid pursuant to the MOA and the Deferred Amount is $61.2 million. Pursuant to the MOA, the future payment schedule is open to renegotiation by either party due to unforeseen circumstances, including the inability to open the first phase of an expanded resort facility.

        To date, access to the Tribe's reservation and our casino has been over a single, two-lane road. Under the MOA, the Tribe covenanted as a condition to the issuance of our liquor license to construct an emergency access road from the casino over either the Dugan Property or at an alternative site subject to approval by Sonoma County. The MOA requires that road construction commence no later than 60 days after the Dugan Property is taken into trust by the United States for the benefit of the Tribe, the effective date of which was November 30, 2010 (the "Trust Date") and to be completed no later than 365 days after the Trust Date, subject to an extension if such commencement date occurs during the rainy season (approximately October 15th through April 15th). In May 2011, the Sonoma County Board of Supervisors approved a revision to the construction schedule for the emergency access road. The Tribe has been given time to acquire property on which to construct the emergency access road. Construction must begin the later of 30 days after the end of the rainy season as determined by National Oceanic and Atmospheric Administration Fisheries Service, or 60 days after the Tribe acquires the property, whichever is later. In any event the construction of the emergency access road must commence no later than June 30, 2012.

        On August 3, 2011, we acquired the Easement for $9.0 million from the Grantors. The Easement will allow us to construct the emergency vehicle access road required by the MOA. The Easement is effective until July 31, 2016. In a separate agreement, the Tribe acquired the Proschold Property from the Grantors. The Easement Acquisition Price and $3.3 million in deposit funds from the Tribe (of which $0.8 million was reimbursed by us) were credited towards the purchase price for the Proschold Property. The balance of the purchase price for the Proschold Property, or $11.7 million, is payable by the Tribe to the Grantors over five years pursuant to a Mortgage Note from the Tribe that bears interest at 4% per annum and requires a final balloon payment of $10.6 million on the Easement Expiration Date. Upon the closing of this offering, we will lease the Proschold Property from the Tribe for an annual rent of $2.8 million until the Mortgage Note is fully repaid and thereafter for $12,000 per month for the remaining term of the Notes. We plan to use proceeds from the sale of the Notes to construct the emergency vehicle access road so as to complete the construction in 2012 within the timeframe required by the MOA.

        On June 28, 2007, we and the Tribe announced plans to build a destination casino and hotel resort. The proposed project includes the construction of a casino, hotel and spa, several food and beverage venues, parking and storage, administrative facilities, a garden and terrace plaza, balconies and terraces, a retail area, conference facilities, and back of house facilities. The proposed project includes three above-ground levels and a hotel tower (up to eight levels) and four below-ground levels. We and the Tribe have suspended preliminary construction relating to this expansion project. We will be unable to proceed with the expansion project for the foreseeable future due to the unavailability of capital.

        Prior to the suspension of the master planning and related infrastructure improvements on the reservation relating to the expansion project in early 2009, the Tribe incurred approximately $67 million in total expenses on our behalf for the expansion project. We reimbursed the Tribe approximately $52.4 million through FY 2009. In January 2010, our Board of Directors authorized the reimbursement to the Tribe in an amount not to exceed approximately $14.9 million of costs incurred by the Tribe for the master planning of the proposed resort and our allocable share of infrastructure improvements on the Tribe's reservation. The approval included a payment reimbursement schedule to the Tribe of $2.7 million on January 18, 2010, $0.4 million monthly from February 1, 2010 through April 1, 2010 and $0.7 million monthly thereafter without exceeding $14.9 million. We reimbursed the Tribe $9.5 million for the fiscal year ended December 31, 2010 and $4.2 million for the six months ended June 30, 2011. A remaining balance of $0.5 million is included in Payable to Tribe in the Condensed Balance Sheet at June 30, 2011. When the reimbursement payments are made or accrued, the related amounts are capitalized and reflected as construction-in-progress. The reimbursed costs consist of engineering and design costs related to the proposed master plan development, including electrical, HVAC, landscaping, interior design services and consulting fees for legal, and feasibility services, as well as the construction costs of the lower Acorn Road.

        Our capital expenditures for the six months ended June 30, 2011 and 2010 were $9.5 million and $9.4 million, respectively. The addition to capital expenditures for the six months ended June 30, 2011 consisted of construction-in-progress related to the slope reinforcement of which approximately $1.3 million was reimbursed to the Tribe, the master plan development of our resort of which $4.2 million was reimbursed to the Tribe, and costs relating to remodels of our Casino and restaurants, and acquisitions of slot machines, vehicles and equipment of $4.0 million.

        The Tribe incurred expenses related to the reinforcement of the slope on the northwest side of the Tribe's Reservation near the Casino. During 2010, our Board of Directors authorized the reimbursement to the Tribe not to exceed $3.5 million, and an additional $0.3 million was approved in March 2011 for a total of $3.8 million. As of June 30, 2011, we capitalized approximately $3.8 million in construction costs, of which approximately $3.6 million has been paid to the Tribe. This project was completed in March 2011.

        As part of the effort to enhance the overall appeal of our Casino, we completed a reconfiguration of our gaming floor in April 2009. This effort has resulted in the reduction of approximately 300 slot machines and two table games. We will maintain our contractual rights under the Compact to operate a total of 1,600 slot machines in our casino and pay the related RSTF payments. We considered many factors such as peak period demand, per unit productivity, and player comfort in our analysis to ensure that the reduction of gaming devices will not adversely impact our revenues. The reduction of gaming units on the casino floor has provided us an opportunity to upgrade current amenities, improve player comfort and enhance entertainment value. We are confident that these improvements, targeted at improving product appeal, will ultimately open up a greater spectrum of potential consumers within our designated market area. In combination with our continuing effort to improve operational efficiency, upgrading our gaming technology, and refocusing our marketing efforts, we are confident that we will have set a solid foundation for improved and sustained cash flows. Throughout 2011 we continued to refine the configuration of our gaming floor.

        In an ongoing effort to improve the overall appearance and appeal of the Casino to meet customer requirements, we completed two additional renovation projects in 2010. The first project, a high-limit room offering high-limit slot machines and table games, comfortable seating, a bar with food and beverage service, and a private restroom was directed to appeal to a higher end player. The second project, Lucky Dogz, is a 24-hour snack shop serving hot dogs, sandwiches, salads, snacks and drinks. In January 2011, our poker room was converted to space for approximately 60 additional penny denomination slot machines that were placed in service in February 2011.

        As of June 30, 2011, we had cash and cash equivalents, net of restricted cash of $37.2 million, compared to $36.7 million as of December 31, 2010. We had restricted cash of $4.3 million as of June 30, 2011 and December 31, 2010, respectively. Our principal source of liquidity during the six months ended June 30, 2011 consisted of cash flows from operating activities.

        Restricted cash accounts were established from net proceeds from the Existing Notes and investment earnings thereon set aside in construction financing accounts reserved for land development, more specifically the emergency access road and were to be used to further develop either the Dugan Property or an alternate access road. Our restricted cash is held in escrow accounts that can only be used for authorized construction disbursements until the related projects are completed. The balance of our restricted cash is reserved for the development of the emergency access road from our casino to Highway 128. The balance of our restricted cash will be released upon the closing of the offering.

        Net cash used in capital and related financing activities for the six months ended June 30, 2011 was $19.3 million, compared to $19.6 million for the six months ended June 30, 2010. This decrease was attributable to a decrease in debt service payments.

        Cash flows provided by investing activities consisting of interest income for the six months ended June 30, 2011 and 2010 were approximately $13,000 and $28,000, respectively.

        Cash flows used in non-capital financing activities for the six months ended June 30, 2011 was $6.9 million, compared to $6.8 million for the six months ended June 30, 2010. Cash flows used in non-capital financing activities consist of distributions to the Tribe.

        We believe that existing cash balances, cash from operations, as well as permitted disbursements from our restricted cash escrow accounts will provide adequate funds for our working capital needs, planned capital expenditures and debt service requirements for the foreseeable future. However, our ability to fund our operations, make planned capital expenditures, make scheduled debt payments and refinance our indebtedness depends on our future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. Additionally, the Indenture limits our ability to incur additional indebtedness.

Contractual Obligations as of June 30, 2011

        The following table summarizes our contractual obligations and commitments as of June 30, 2011 (in thousands):

	Total	1 year	2-3 years	4-5 years	Over 5 Years
Long-term debt obligations(1)	$200,000	$200,000	$—	$—	$—
Payments to County under MOA	61,200	3,500	7,000	7,000	43,700
Operating lease obligations	1,385	314	624	447	—

Total obligations(2)	$262,585	$203,814	$7,624	$7,447	$43,700

(1)
Excluded from long-term debt obligations above are interest payments of $9.8 million payable through the maturity of the Senior Notes. The Senior Notes mature on November 1, 2011.

(2)
The Compact requires the Tribe to pay a quarterly fee of $0.3 million to the Revenue Sharing Trust Fund ("RSTF") based on the number of our licensed gaming devices. We pay these fees on behalf of the Tribe. Total obligations do not include the RSTF payments.

        As of June 30, 2011, we were not a party to any off-balance sheet arrangements.

Regulation and Taxes

        We are subject to extensive regulation by the TGA, the CGCC and the NIGC. Changes in applicable laws or regulations could have a significant impact on our operations.

        On March 18, 2008, the Tribe and the Sonoma County Board of Supervisors entered into the MOA that, among other things, settled several long-standing legal disputes between Sonoma County and the Tribe, and provides a binding framework for resolving future disputes. Under the MOA, Sonoma County agreed to drop its opposition to the Tribe's application for a liquor license. In a related action, the Alexander Valley Association, a local business and residents association which had long objected to the issuance of a liquor license, agreed to withdraw its objections to the license and has persuaded its members and a number of other protestors to do likewise.

        On May 29, 2008, the California Department of Alcoholic Beverage Control issued a liquor license to our casino. However, the Tribe has agreed to restrict the sale of alcohol to wine and beer between the hours of 11 a.m. and 5 p.m. on weekdays, and to stop serving alcohol altogether at midnight except for Friday and Saturday nights and the nights before holidays. The Tribe has also agreed not to serve liquor on the casino floor, although patrons may bring drinks purchased at the restaurant or bar on to the casino floor. The restrictions may be renegotiated following the first to occur of January 1, 2015 or the opening of a hotel.

        In addition, the MOA commits the Sonoma County Sheriff's Department and Fire Marshall to providing public safety and fire services to the casino and the Tribe's future gaming projects on the Tribe's reservation, provides detailed agreements on off-reservation impact mitigation measures, and permits the Tribe's application to take the Dugan Property into trust to proceed without further opposition by Sonoma County.

        Pursuant to the MOA, the Tribe has agreed to pay Sonoma County up to $75 million in mitigation fees over a 12 year period to offset impacts of the potential losses and impacts to Sonoma County resulting from the Tribe's various ongoing projects and is intended to support the services being provided by Sonoma County. In addition to the mitigation fees, the Tribe will pay a fee in lieu of Sonoma County's Transient Occupancy Tax in the amount of 9% of the rental collected on occupied hotel rooms, that may be developed by the Tribe, to be paid quarterly and continuing for five years after the later to occur of the termination of the MOA, as may be extended, or the Tribe's Compact with the State (which is now terminable in 2020 at the earliest), which fees may be applied to programs and services that serve to promote tourism in Sonoma County. Such in lieu fees could total as much as $25 million during the term of the MOA. The Tribe has made the prior payments to Sonoma County in the total amount of $10.3 million and is not currently seeking reimbursement from us. On December 29, 2010, the Authority's Board of Directors agreed to begin making annual payments toward the remaining balance of the $75 million.

        In May 2011, the Sonoma County Board of Supervisors approved a revision to the payment terms of the MOA. The Authority has agreed to pay, on behalf of the Tribe, to Sonoma County $3.5 million per year commencing June 30, 2011 and continuing each June 30 until the Opening Date of the first phase of an expanded resort facility. In the event the Opening Date occurs less than one year prior to the end of the Term of the MOA, on the Opening Date the parties to the MOA shall calculate the Deferred Amount, which shall be equal to the difference between $75 million and the sum of all payments made from the beginning of the MOA through the Opening Date, and the Tribe shall be obligated to pay to Sonoma County one-half of the Deferred Amount on the Opening Date and the balance at the end of the Term. If more than one year remains between the Opening Date and the end of the Term, the Deferred Amount shall be amortized into equal annual payments over the number of years remaining, plus one if the Opening Date occurs before June 30 of that year, and the Tribe shall be obligated to pay the first annual payment on the Opening Date and the remaining annual payments commencing on the June 30 next following the Opening Date and on each June 30 thereafter through the end of the Term. If the Opening Date does not occur prior to the end of the Term, the Deferred Amount shall be payable by June 30, 2020, unless the MOA is properly reopened as provided for therein and an alternative payment schedule is agreed upon by the parties thereto. As of June 30, 2011, $13.8 million has been paid pursuant to the MOA and the Deferred Amount is $61.2 million. Pursuant to the MOA, the future payment schedule is open to renegotiation by either party due to unforeseen circumstances, including the inability to open the first phase of an expanded resort facility.

        We believe the MOA has had significant positive impacts on the conduct of our business and our and the Tribe's ability to develop our expansions plans and construct our proposed hotel and casino resort.

        Since we are an unincorporated governmental instrumentality of the Tribe located on reservation land held in trust by the United States of America, we are not subject to federal or state income taxes. Various efforts have been made in Congress over the past several years to enact legislation that would subject the income of tribal governmental business entities, such as us, to federal income tax. Although no such legislation has been enacted, similar legislation could be passed in the future. It is not possible to determine with certainty the likelihood of possible changes in tax law or in the administration of such law. Such changes, if adopted, could have a material adverse effect on our operating results and cash flow from operations.

Impact of Inflation

        Absent changes in competitive and economic conditions or in specific prices affecting the casino industry, we do not expect that inflation will have a significant impact on our casino operations. Changes in specific prices, such as fuel and transportation prices, relative to the general rate of inflation may have a material adverse effect on the casino industry in general.

Seasonality

        We anticipate that activity at our casino may be modestly seasonal with stronger results expected during the summer due in part to the relatively higher levels of tourism during such times of the year. In addition, our operations may be impacted by adverse weather conditions and fluctuations in the tourism business. Accordingly, our results may fluctuate from quarter to quarter and the results of one quarter may not be indicative of results expected from future quarters.

 RISK FACTORS

Risks Related to Our Business

We will require a significant amount of cash to service our indebtedness and fund our gaming operations. Our ability to generate cash depends on many factors beyond our control.

        We do not currently have a revolving credit facility or other material line of credit in effect to fund our working capital needs. Accordingly, our ability to make payments on and refinance our debt, including the Notes, and to fund our gaming operations will depend solely on our ability to generate cash flow from our casino. Our ability to generate sufficient cash flow to satisfy our debt obligations will depend on our future operating performance that is subject to many economic, competitive, regulatory and business factors that are beyond our control. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments or seek to raise additional capital. These measures may not be available to us or, if available, they may not be sufficient to enable us to satisfy our obligations under the Notes and may restrict our ability to pay operating expenses. If our cash flow is insufficient and we are unable to implement one or more of these alternatives, we may not be able to service our debt obligations, including the Notes, or fund our gaming operations.

Prospective purchasers of the Notes should not place undue reliance on our preliminary financial results.

        We have not finalized our financial results for the three months ended September 30, 2011. Therefore, the preliminary unaudited financial data for the three-month period ended September 30, 2011 presented in this offering memorandum is based upon the estimates of management and subject to change. Our final financial results for the three-month period ended September 30, 2011 may vary from present estimates as our quarterly financial statement close process is not complete and additional adjustments and developments may arise between now and the time the financial results for this period are finalized. Such changes and adjustments may be material and, accordingly, prospective purchasers of the Notes should not place undue reliance on our preliminary financial data. Estimates for any interim period are not necessarily indicative of operating results for any future period. See "Summary—Recent Developments—Preliminary Unaudited Financial Results for the Three-Month Period Ended September 30, 2011."

We are subject to greater risks than geographically diversified gaming operations.

        We rely primarily on guests living within 100 miles of our casino. We rely exclusively on cash flow from our casino to service our obligations, including our obligations under the Notes. Therefore, we are subject to greater risks than more geographically diversified gaming operations, including:

  •
  a decline in the economies of the local areas where our guests are located or a decline in the number of gaming guests from these areas for any reason;

  •
  a downturn in regional or local economic conditions;

  •
  an increase in competition in the local areas where our guests reside;

  •
  inaccessibility due to road construction or closures of primary access routes; and

  •
  adverse weather and natural and other disasters, including earthquakes, landslides and wildfires, that affect our operations, damage our property or that occur in the surrounding area.

        The occurrence of any of the events or conditions described above could cause a material disruption in our business and cause us to be unable to generate sufficient cash flow to make payments on the Notes.

We face competition from other California Indian casinos, casinos located in Nevada and elsewhere, and other forms of gaming.

        The gaming industry is very competitive. We face competition from existing and proposed Indian gaming facilities in the surrounding area, and elsewhere in California, including gaming facilities that are or could be located closer to the San Francisco Bay Area, and with casino gaming in Nevada. Many of our competitors have substantially greater resources and name recognition than our casino, and several of these competitors have larger facilities with larger gaming floors, and more slot machines, table games and parking than we currently have. We also compete with card rooms located in the surrounding area, and other forms of gaming that are legal in California, including on- and off-track wagering and the California State Lottery, as well as with non-gaming leisure activities. The availability of such alternative gaming and non-gaming activities may increase in the future.

        In particular, we may face competition from the casino-hotel complex that the Graton Tribe plans to build at Rohnert Park located approximately 35 miles south of our casino and closer to San Francisco. See "Business—Competition." To examine the impact that the proposed Class III facility at Rohnert Park could have on our casino, we have undertaken internal studies, consulted with advisors and conducted reviews by external consultants, some of whom have concluded that our net revenues and EBITDA could decline by an amount ranging from 32.5% to 35% absent mitigating actions. We estimate that, factoring in certain mitigating actions, within the first year after the opening of the proposed Class III facility our net revenues and EBITDA could decline by an amount ranging from 25% to 28%, from our net revenues and EBITDA for the year ended December 31, 2010. We have identified a number of actions that we would expect to take to mitigate this adverse impact, including a substantial increase in our daily bus service program and our direct mail marketing to our Players Club members, particularly to our most loyal and high-end customers. There can be no assurance, however, that these or other actions that we may take will be successful in mitigating any adverse impact that the proposed Class III facility at Rohnert Park could have on our casino, or that such adverse impact could not be worse than we currently estimate.

        The Graton Tribe is reportedly also considering the possibility of opening a Class II facility prior to obtaining a compact from the State that would permit it to open a Class III facility at Rohnert Park. Under federal law, tribal-state compacts are not required in order to engage in Class II gaming and cannot restrict or otherwise regulate the operation of Class II gaming. While we believe that Class II gaming is generally seen as less desirable by players and is not as profitable as the Class III gaming we offer, we have not conducted any studies or consulted with advisors to determine the impact of a Class II facility at Rohnert Park on our casino. Given its proximity to San Francisco and technological advances in electronic gaming that are arguably within Class II, a facility at Rohnert Park could also adversely impact our casino.

        The Cloverdale Rancheria has also announced preliminary plans to build a 596,000 square-foot hotel/spa and casino resort approximately ten miles north of our casino on U.S. Highway 101. The Cloverdale Rancheria and its financial partners have purchased land for the casino project and the DOI issued an opinion in 2008 stating that if such land were to be placed into trust, the Cloverdale Rancheria would be eligible for gaming under the Indian Gaming Regulatory Act. The environmental review process for the proposed Cloverdale Rancheria project began in July 2008. The Draft Environmental Impact Statement for the project was issued August 6, 2010, a public hearing was held on September 15, 2010, and comments were accepted through October 20, 2010. We have not conducted any studies on the impact of the Cloverdale Rancheria's proposed facility, but given its close proximity to our casino, construction of a facility by the Cloverdale Rancheria could also adversely impact our casino.

        If we are unable to implement mitigating actions to compete successfully with either a Class II or Class III facility at Rohnert Park or any of our other current or future competitors, our operations may be materially adversely impacted and we may not be able to generate sufficient cash flow to make payments on the Notes. See "Business—Competition."

Risks related to environmental matters could have an adverse effect on us.

        We are subject to various federal laws, tribal ordinances and regulations and obligations resulting from certain contracts, such as the Compact and the MOA, which govern our activities and operations that may have adverse environmental effects, including discharges to air and water, and the handling and disposal of hazardous material or solid or hazardous waste. Environmental laws enacted in the future may create material obligations or liabilities that may have a material adverse effect on us. In addition, certain provisions of the Compact regarding environmental matters may be the subject of renegotiation with the State of California and could limit any future physical expansion of our casino. If so, such limitations may have a material adverse effect on our operations.

        Under such environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases on or relating to its property and may be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of contaminants. The costs of investigation, remediation or removal of such substances may be substantial. Although the Tribe has not waived its sovereign immunity with regard to such federal, state and local environmental legislation, the existence or discovery of an environmental hazard on any of its lands could result in an assertion of liability under federal environmental laws and have a significant adverse effect on the Tribe's relations with the state and the local community and therefore adversely affect our business.

        Pursuant to and in accordance with the Compact, the Tribe adopted an ordinance to facilitate the preparation and circulation by the Tribe of an environmental study of the potential off-reservation environmental impacts of any significant renovation, modification, and construction or development associated with our casino. Among other things, as required by the Compact in fashioning the ordinance, the Tribe made a good faith effort to incorporate the policies and purposes of the National Environmental Policy Act and the California Environmental Quality Act consistent with the Tribe's governmental interests. The Compact's environmental provisions are identical to such provisions in compacts for all other California tribes that entered into compacts in or around 1999. The Tribe believes it has complied, and intends to continue to comply, with all applicable requirements in its environmental ordinance and the Compact.

We have experienced landslides in the past and may not be insured against all damage resulting from landslides that may occur in the future.

        Although we maintain insurance that we believe is customary in our industry, including earthquake and landslide insurance, our insurance coverage may not cover all the risks to which our business and assets may be subject. We have experienced landslides in the past, none of which has disrupted our operations. However, a landslide could occur in the future that could materially disrupt our operations and, if the damage caused by the landslide is not covered under our insurance policy, it could materially affect our financial condition.

Our business and assets could become liable for claims asserted against the Tribe.

        We are an unincorporated instrumentality of the Tribe, formed pursuant to a law of the Tribe. This Tribal law also provides that our obligations and other liabilities are not those of the Tribe and that the obligations and liabilities of the Tribe are not ours. This law is untested and generally has no direct counterpart in other areas of the law. If this law should prove to be ineffective at limiting our liability, our business and assets could become subject to claims asserted against the Tribe or its assets. Similarly, we would be liable for such claims if the Tribe waived its sovereign immunity (with respect to which we have no control) to an extent that allowed enforcement of such claims against our business or assets. In addition, tribes and tribal instrumentalities generally do not enjoy sovereign immunity from claims asserted by the United States, and the United States could seek to enforce obligations of the Tribe against our assets.

Our business is particularly sensitive to reductions in discretionary consumer spending resulting from downturns in the economy. Changes in U.S. or regional economic conditions have adversely affected, and may continue to adversely affect, the profitability of our business.

        Consumer demand for gaming and entertainment businesses, such as ours, and corresponding levels of discretionary spending on leisure activities, are particularly sensitive to downturns in the economy. The negative economic conditions in the United States in general and the State of California in particular have adversely affected discretionary consumer spending and demand for our business, and thus have reduced our revenues and earnings. A further decrease in economic activity in the United States, particularly in the State of California, could adversely affect discretionary consumer spending and demand for our business, and thereby further reduce our revenue and earnings. These current and potential declines in economic conditions have reduced, and may further reduce, attendance and spending at our casino. In addition, an increase in price levels generally, or in price levels in a particular sector, could result in a shift in consumer demand away from our gaming business, which could also adversely affect our revenues and, at the same time, increase our costs.

Energy price increases may adversely affect our costs of operations and our revenues.

        Our casino uses significant amounts of electricity, natural gas and other forms of energy. While we have not experienced any shortages of energy to date, increases in the cost of energy in the United States could negatively impact our operating results. In addition, energy price increases could result in a decline in disposable income of potential customers and a corresponding decrease in visitation to our casino, which could negatively impact our revenues.

Our business is subject to contingencies beyond our control, including a variety of uncontrollable events and natural disasters and the aftermath of terrorist acts and wars, which may significantly and adversely affect our business, financial condition, results of operations and ability to make payments on the Notes.

        Demand for our casino is partly dependent on the general environment for travel and tourism. The environment for travel and tourism can be significantly adversely affected in the United States or in specific regions as a result of a variety of factors beyond our control, including adverse weather conditions or natural disasters (such as excessive heat or rain, hurricanes and earthquakes); health concerns; and international, political or military developments. These events, and others such as fluctuations in travel and energy costs, particularly gasoline prices, may also adversely affect our ability to provide our services or to obtain insurance coverage with respect to these events.

        In addition, terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. The ongoing threat of terrorism in the United States and elsewhere, conflicts and instability have in the past and could in the future have a negative impact on travel and leisure expenditures, including gaming and entertainment. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, we are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war. If any such event were to affect our property, we likely would be adversely impacted.

        These and other similar future events could have a significant impact on the number of customers visiting our casino and, as a result, may have a material adverse effect on our business, financial condition, results of operations and ability to make payments on the Notes.

Our Easement and our right to use our emergency vehicle access road may terminate in 2016 unless the Tribe pays off the Mortgage Note.

        On August 3, 2011, we acquired the Easement for $9.0 million from the Grantors. The Easement will allow us to construct the emergency vehicle access road required by the MOA. The Easement is effective until July 31, 2016. In a separate agreement, the Tribe acquired the Proschold Property from the Grantors. The Easement Acquisition Price and $3.3 million in deposit funds from the Tribe (of which $0.8 million was reimbursed by us) were credited towards the purchase price for the Proschold Property. The balance of the purchase price for the Proschold Property, or $11.7 million, is payable by the Tribe to the Grantors over five years pursuant to a Mortgage Note from the Tribe that bears interest at 4% per annum and requires a final balloon payment of $10.6 million on the Easement Expiration Date. Upon the closing of this offering, we will lease the Proschold Property from the Tribe for an annual rent of $2.8 million until the Mortgage Note is fully repaid and thereafter for $12,000 per month for the remaining term of the Notes. If we fail to make the annual lease payments of $2.8 million to the Tribe, it is unlikely that the Tribe will have sufficient cash to make payments in full on the Mortgage Note. In that event and if the Mortgage Note cannot be refinanced, the Grantors will have certain rights to foreclose upon the Proschold Property. The Easement will terminate on July 31, 2016. If the Tribe does not pay the Mortgage Note in full, we may not be able to negotiate an extension of the Easement beyond its termination date. The termination of the Easement could result in an interruption of our ability to use the emergency vehicle access road and could result in non-compliance with the MOA. See "Business—Memorandum of Agreement between the Tribe and Sonoma County, California."

The construction of the emergency access road as required by the MOA is subject to risks associated with such construction projects and could result in delays and/or cost overruns.

        We plan to use proceeds from the sale of the Notes to construct the emergency vehicle access road in order to complete the construction in 2012 within the timeframe required by the MOA. We believe the $5.0 million from the proceeds of the Notes allocated to the construction of the road will be sufficient to complete the road construction necessary to comply with the MOA. However, construction projects such as the construction of the emergency vehicle access road are subject to significant development and construction risks, which could cause unanticipated cost increases and delays. These risks include, among others, unknown site conditions, adverse weather conditions, potential labor disputes, delays in obtaining necessary permits and approvals, changes in laws and regulations, engineering and excavation equipment issues, potential cost increases and similar variables, which could result in increased construction costs. Accordingly, there can be no assurance that we will complete construction of the emergency vehicle access road on time or within our expected budget, or that we will not be required to borrow additional funds permitted to be borrowed under the Indenture in order to complete construction of the emergency vehicle access road.

        If Sonoma County determines that the Tribe has defaulted or is about to default on its Emergency Access Road construction obligations under the MOA, it will provide the Tribe with an opportunity to cure. If the Tribe does not cure, Sonoma County may notify the Tribe of its intent to utilize either a completion bond or cash deposit into an escrow account to be established by the Tribe (the "Construction Assurance Device"). If the road improvements are not substantially completed and Sonoma County makes a demand on the Construction Assurance Device, the Tribe has authorized Sonoma County and/or its surety's contractors to enter into the Dugan Property for the purpose of constructing the road and completing the work. In the event of such a default by the Tribe and Sonoma

County's or surety's subsequent construction of the road, the Tribe is required to fully reimburse Sonoma County for all costs incurred in connection with such remedy including but not limited to materials, labor costs, engineer costs, expenses, attorney fees, expert fees, and other reasonable costs and expenses not covered by the Construction Assurance Device's proceeds.

The loss of management and other key personnel could significantly harm our business.

        Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team. In addition to the senior management team, the operation of our casino requires other qualified and skilled employees with gaming and hospitality industry experience and qualifications. Currently, there is a shortage of skilled labor in the gaming industry in general. In addition, we are subject to the policy of Tribal hiring preference that requires us to give preference to members of the Tribe. Despite these limitations, our future success depends upon, among other things, our ability to attract and retain senior management and highly qualified employees. We compete with other potential employers for employees, and we may not succeed in hiring or retaining the executives and other employees that we may need, particularly due to the very small number of workers skilled in the gaming industry that reside in the immediate vicinity of our businesses.

        We do not have employment agreements with any key executives or employees other than with our Chief Executive Officer, who also serves as the General Manager of our casino, and our Chief Financial Officer. We do not maintain key-man life insurance policies for any of our executives. A sudden loss or inability to replace key employees could have a material adverse effect on our financial condition and results of operation.

A federal court decision could lead to unionization in the tribal gaming industry.

        A decision by the United States Court of Appeals for the District of Columbia upheld a finding by the National Labor Relations Board that the National Labor Relations Act is applicable to tribal casinos. This decision could lead to unionization activities, which could adversely affect our operations.

Changes in the membership of the Tribe or our Board of Directors or management, or their respective policies, could affect our policies and operations.

        Pursuant to the Tribe's Articles of Association, the Tribe is governed by the Tribal Council, which is composed of all voting members age 18 and older. As of October 1, 2011, the Tribal Council consisted of 597 voting members. Day-to-day authority is delegated to elected Tribal officers who comprise the Tribe's Board of Directors, consisting of a Chairperson, a Vice Chairperson, a Secretary/Treasurer and two members-at-large. Individuals elected to the Tribe's Board of Directors are automatically made members of the Board of Directors of the Authority, and therefore the Board of Directors of the Authority is composed of the same individuals serving on the Tribe's Board of Directors. The Members of the Tribe's Board of Directors serve for two-year terms, subject to removal at any time by the Tribal Council. Members of the Tribe's Board of Directors are not subject to term limits. If there is a significant change in the composition of the Tribal Council or the Tribe's Board of Directors, the Tribal Council or the Tribe's Board of Directors may not pursue the same agenda or goals as the current Tribal Council or the Tribe's current Board of Directors. Changes in the Tribal Council, the Tribe's Board of Directors or their policies could result in significant changes in our business, including our structure and operations.

Risks Relating to the Indian Gaming Industry

Adverse regulatory changes or a failure to maintain required gaming and other regulatory licenses and permits could have a material adverse effect on our operations and on our ability to fulfill our obligations under the Notes.

        Gaming on the Tribe's land is regulated by the Tribe's laws, the Compact and federal statutes, most notably the Indian Gaming Regulatory Act of 1988, as amended ("IGRA"). Several bills have been proposed during recent sessions of Congress designed to address numerous perceived problems with IGRA that could affect Indian gaming. Certain of these bills, if enacted, could impair our ability to expand our gaming operations. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. While none of the substantive proposed amendments to IGRA has proceeded out of committee hearings to a vote by either house of Congress, we cannot predict the success of future legislative acts. Changes in applicable laws and regulations or an increase in the cost of compliance with applicable laws and regulations could limit or materially affect the types of gaming that we may offer and the revenue our operations generate. No assurance can be given that any such legislation, if enacted by Congress, would not have a material adverse effect on our operations and our ability to meet our obligations under our outstanding debt obligations, including the Notes.

        Under the Compact and federal, state and Tribal law, we are required to maintain certain licenses, permits and approvals in order to conduct gaming operations. Failure to maintain such licenses, permits and approvals could have a material adverse affect on our ability to conduct gaming operations and on our ability to make payment on our obligations under the Notes.

Tribal-state compacts are renegotiable and the outcome of any renegotiation may negatively impact our competitive position or otherwise adversely affect our financial condition, results of operations or cash flows.

        In 2004, several tribes, including some of our competitors, negotiated amended compacts that include terms providing for increased county and local government involvement in the environmental review and mitigation process for new projects, favoring negotiating opportunities for organized labor, and imposing more patron-friendly provisions for patron disputes and tort liability. These compacts also contained provisions allowing these tribes to operate more than the 2,000 machines allowed under our Compact, and requiring them to share revenues into the California state general revenue fund. Amended compacts with various tribes in Southern California, which contained similar provisions regarding environmental review, organized labor, patron disputes and revenue sharing into the State general fund, and which allowed those tribes to operate more than 2,000 machines, went into effect in 2009. The State also negotiated new compacts, with tribes that did not have existing compacts, containing similar provisions as the amended compacts and allowing those tribes to operate over 2,000 machines.

        In a lawsuit brought by the Rincon Band of Luiseño Indians, which operates a casino near San Diego, California, regarding its negotiations with the State for an amended compact, the United States Court of Appeals for the Ninth Circuit ruled in 2010 that the State negotiated in bad faith when it asked the Rincon Band to pay revenues into the State's general fund in exchange for the ability to operate additional slot machines and an extended compact term. The court ruled that the State's demand that the Rincon Band pay revenues into the State's general fund constituted an illegal tax under the Indian Gaming Regulatory Act. The State of California appealed the decision, but the United States Supreme Court denied review in June 2011.

        Following the Ninth Circuit's decision in the Rincon case, the United States Secretary of the Interior rejected compacts the State had negotiated with the Habematolel Pomo of Upper Lake and the Pinoleville Band of Pomo Indians, finding, in accord with the Rincon decision, that the State had not offered the tribes sufficient consideration in exchange for the tribes' agreement to share revenues into the State's general fund. As a result, the Upper Lake Tribe and the Pinoleville Tribe signed renegotiated compacts with the State, under the administration of Governor Jerry Brown, which provided that revenues be shared with local governments instead of into the State's general fund, and which contain provisions regarding local government participation in environmental review, organized labor, and patron disputes similar to those in the aforementioned amended compacts. The Upper Lake compact became effective on August 10, 2011, but the Department of the Interior expressed its concern regarding the compact's provisions for revenue sharing and environmental review. The Pinoleville compact was approved by the California legislature on October 2, 2011 but has not been approved by the Department of the Interior. A recent decision in a proceeding pending before the U.S. District Court for the Northern District of California federal district court in San Francisco involving the Big Lagoon Rancheria Tribe near Eureka, California may raise further issues regarding the State's ability to direct tribal funds toward local governments and environmental concerns, but the matter is still pending.

        The Upper Lake and the Pinoleville compacts are the only two tribal-state compacts that have been signed by Governor Jerry Brown. A multi-tribal coalition has been working to develop a template for negotiations with the Governor Brown regarding an amended model tribal-state compact to replace the 1999 tribal-state compacts, including the Tribe's, that expire in 2020. This model compact template contains terms different from the Upper Lake and Pinoleville compacts regarding environmental review, organized labor, patron disputes, and revenue sharing.

A change in our current non-taxable status could have a material adverse effect on our cash flow and ability to fulfill our obligations under the Notes.

        Based on current interpretations of U.S. tax laws, we are not now, and it is anticipated that we will not be, a taxable entity for U.S. federal income tax purposes. If these interpretations are reversed or modified, or if the federal tax law changes in this regard, our cash flow, results of operations, financial conditions and our ability to fulfill our obligations under the Notes would be adversely affected.

        Efforts have been made in Congress in recent years to tax the income of tribal business entities. These have included a House of Representatives bill that would have taxed gaming income earned by Indian tribes as business income subject to corporate tax rates. Although no such legislation has been enacted or, to our knowledge, is currently pending, similar legislation could be passed in the future. Future legislation in this area could materially and adversely affect our ability to make payments on the Notes.

Your ability to enforce your rights against us may be limited if a court were to determine that the Notes, the Indenture or any related agreements constitute management contracts under federal law.

        Any agreement that is a management contract with respect to an Indian gaming operation is void unless it has been approved by the Chairman of the NIGC after an extensive review process and compliance with federal environmental laws. A "management contract" includes any contract, subcontract, or collateral agreement that provides for the management of all or part of an Indian gaming operation. The courts and the NIGC have construed "management" broadly to include various functions (such as, planning, organizing, directing, coordinating and controlling). Therefore, any agreement authorizing a party other than the applicable Indian tribe to engage in or make recommendations concerning any one or more of management-type functions with respect to the tribe's gaming operations could cause the agreement to constitute a "management" within the meaning of IGRA.

        It is not necessary that an agreement purport or intend to be a management contract. Courts have on occasion invalidated agreements, including financing agreements, on grounds that they constitute unapproved management contracts. A recent decision by the United States Court of Appeals for the Seventh Circuit upheld a lower court's finding that a trust indenture relating to $50 million of bonds issued by a tribal corporation chartered by a tribe and organized under tribal law to manage and operate the tribe's gaming facility was a management contract within the meaning of IGRA and, because it was not approved by the Chairman of the NIGC, was void in its entirety. The Seventh Circuit determined that the trust indenture in that case was a management contract within the meaning of IGRA because, among other things, it required the holders of the bonds to approve certain changes in the casino's management personnel, required the consent of the holders for certain capital expenditures, required the tribal corporation to use its best efforts to implement the recommendations of a consultant after certain defaults, permitted the appointment of a receiver for the gaming operations, and because the bonds were secured by a pledge of gross revenues that was not subject to any limitations.

        The Indenture, the Notes or the other agreements governing the rights of holders of the Notes will not be approved by the Chairman of the NIGC as "management contracts." However, forms of the Indenture, the Notes and certain other agreements governing the rights of the holders of the Notes have been or will be submitted to the Office of General Counsel of the NIGC for review and receipt of a requested written advisory opinion, or "declination letter," from the Office of General Counsel to the effect that the submitted documents are not management contracts. The declination letter is an advisory opinion, and courts are not required to give any deference to the opinions of the Office of General Counsel expressed in a declination letter. In the recent Seventh Circuit case, the court stated that such advisory opinions should be approached with "significant caution," but nevertheless concluded that such letters could not be excluded entirely from the court's consideration. Therefore, no prediction can be made as to the degree of deference, if any, a court would give the declination letter we have requested.

        Although the Indenture and the other agreements governing the rights of holders of the Notes contain certain provisions similar to those found to constitute management in the recent Seventh Circuit decision, such as a pledge of gross revenues, we believe that the rights of the trustee and the noteholders under the Indenture and the other agreements are sufficiently limited such that those provisions should not constitute management within the meaning of IGRA, and it will be a condition to closing this offering that the Office of General Counsel of the NIGC concurs by means of issuing a declination letter. However, we cannot predict with certainty that a court would reach the same conclusion as the NIGC in any legal challenge involving the Indenture and the other agreement relating to the Notes. If a court were to determine that the Indenture, the Notes or any of the other agreements relating to the Notes are unapproved management contracts, your ability to enforce your rights against us would be limited.

 USE OF PROCEEDS

        We expect the net proceeds of this offering to be approximately $197.9 million, after deducting the initial purchasers' commissions and the estimated expenses of this offering payable by us. The following table illustrates our estimated sources and uses of funds in connection with this offering. The amounts reflected below are based upon an assumed closing date of November 1, 2011 and certain assumptions and estimates we have made regarding this offering (including the offering sizes of the Series A Notes and Series B Notes) and the sale of the Subordinated Notes. Actual amounts may vary and will depend on the actual closing date of this offering.

Sources of Funds	Amount	Uses of Funds	Amount
(in thousands)
Cash	$16,850	Repay Existing Notes(2)	$200,000
Notes offered hereby	205,000	Road construction(3)	5,000
Subordinated Notes(1)	27,600	Estimated fees and expenses	7,100

		Accrued interest(4)	9,750
		Retire Tribal Notes(1)	27,600

Total sources	$249,450	Total uses	$249,450

(1)
Upon the closing of this offering, we will distribute $27.6 million of the proceeds of this offering to the Tribe, which the Tribe will use to repay the Tribal Notes. The holder of the Tribal Notes, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, will then use such proceeds to purchase the $27.6 million of Subordinated Notes from us on the date of the closing of this offering. See "Summary—Tribal Notes" and "Other Indebtedness—Subordinated Notes."

(2)
We plan to repay all of our outstanding Existing Notes upon the closing of this offering. The amount indicated in the table above assumes that the principal amount of all of the Existing Notes and all accrued and unpaid interest to the date of repayment will be paid on the closing date.

(3)
We plan to use $5.0 million from the proceeds of this offering to construct an emergency access road to our facility in accordance with the MOA. We estimate that the cost of constructing the road will be approximately $5.0 million. See "Business—Land Acquisition and Road Construction."

(4)
Accrued interest represents the interest accrued on the Existing Notes since May 1, 2011 and due and payable on the date of repayment of such Existing Notes.

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  Exhibit 99.2
BUSINESS
Preliminary Unaudited Financial Data for the three-month period ended September 30, 2011
SUMMARY FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RESULTS OF OPERATIONS For the Six Months Ended June 30, 2010 and 2011
RESULTS OF OPERATIONS For the Years Ended December 31, 2008, 2009 and 2010
RISK FACTORS
USE OF PROCEEDS